Exhibit 99.1

UPC Holding B.V.

Consolidated Quarterly Financial Statements
September 30, 2005
(unaudited)

UPC Holding B.V.
Boeing Avenue 53
1119 PE Schiphol-Rijk
The Netherlands

Table of Contents

		Page Number

1	Financial statements	1
	Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004 (Unaudited)	3
	Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended September 30, 2005 and 2004, the Three Months Ended September 30, 2005, the Six Months Ended June 30, 2005 and the Nine Months Ended September 30, 2004 (Unaudited)	5
	Condensed Consolidated Statement of Stockholders' Deficit for the Six Months Ended June 30, 2005 and the Three Months Ended September 30, 2005 (Unaudited)	6
	Condensed Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2005, the Six Months Ended June 30, 2005 and the Nine Months Ended September 30, 2004 (Unaudited)	7
	Notes to the Condensed Consolidated Financial Statements (Unaudited)	8
2	Management's Discussion and Analysis of Financial Condition and Results of Operations	34

UPC Holding B.V.
Condensed Consolidated Balance Sheets
(unaudited)

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	€576,988	€130,036
Trade receivables, net	63,488	86,140
Receivables – related party (note 10)	6,653	6,699
Other receivables, net	50,793	91,701
Unbilled revenue – related party (note 10)	2,533	1,987
Deferred tax assets	10,439	13,478
Other current assets, net	58,732	46,293

Total current assets	769,626	376,334

Investments in affiliates	–	8,827
Property and equipment, net (note 8)	2,898,672	2,610,211
Goodwill (note 8)	2,790,342	1,425,651
Intangible assets, net (note 8)	514,992	303,108
Loan receivable – related party (note 10)	–	19,517
Derivative assets (note 7)	106,604	1,883
Other assets, net	75,070	80,909

Total assets	€7,155,306	€4,826,440

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.
Condensed Consolidated Balance Sheets (continued)
(unaudited)

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	€212,452	€203,306
Accounts payable – related party (note 10)	14,064	57,518
Accrued liabilities	287,277	288,984
Accrued liabilities – related party (note 10)	2,387	1,261
Deferred and advance payments from subscriber and deposits	212,310	225,744
Current portion of debt and capital lease obligations (note 9)	3,166	4,940
Other current liabilities	6,197	25,148

Total current liabilities	737,853	806,901

Long-term portion of shareholder loan, debt and capital lease obligations (note 9)	10,925,230	9,817,859
Deferred tax liabilities	49,453	24,219
Derivative liabilities (note 7)	26,635	14,933
Other long-term liabilities	84,846	53,375

Total liabilities	11,824,017	10,717,287

Commitments and contingencies (note 11)
Minority interests in subsidiaries	2,124	70,674

Stockholders' equity (deficit):
Ordinary stock, 100 par value, 1,000 shares authorized, 200 shares issued and outstanding	20	20
Additional paid-in capital (capital deficiency)	(4,475,756)	1,370,312
Accumulated deficit	(202,532)	(7,669,322)
Accumulated other comprehensive earnings, net of taxes	7,433	337,469

Total stockholders' deficit	(4,670,835)	(5,961,521)

Total liabilities and stockholders' deficit	€7,155,306	€4,826,440

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
			UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30,
			Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	2005	2004
	(Note 2)		(Note 2)
	Amounts in thousands
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Revenue (notes 10 and 12)	€508,428	€452,105	€508,428	€989,634	€1,183,840

Operating costs and expenses:
Operating (other than depreciation) (notes 10 and 12)	202,825	175,247	202,825	389,224	444,674
Selling, general and administrative (SG&A) (notes 10 and 12)	110,001	97,177	110,001	222,306	257,098
Stock-based compensation expense – primarily (SG&A) (note 3)	13,636	6,968	13,636	10,376	16,467
Related party management fee charges (credits) (SG&A) (note 10)	(1,323)	(3)	(1,323)	3,759	158
Depreciation and amortization (note 8)	166,468	162,728	166,468	287,118	448,679
Impairment, restructuring and other operating charges (credits)	1,303	219	1,303	(5,872)	14,666

	492,910	442,336	492,910	906,911	1,181,742

Operating income	15,518	9,769	15,518	82,723	2,098

Other income (expense):
Interest expense (note 8)	(56,210)	(43,756)	(56,210)	(92,337)	(155,839)
Interest expense – related party (note 10)	(144,133)	(186,786)	(144,133)	(268,085)	(504,445)
Interest and dividend income (note 10)	2,225	676	2,225	2,935	2,394
Realized and unrealized gains (losses) on derivative instruments (note 7)	23,064	(13,703)	23,064	75,696	(11,602)
Foreign currency transaction (losses) gains, net	(1,046)	12,823	(1,046)	(141,691)	14,114
Gain (loss) on extinguishment of debt (note 6)	–	–	–	(9,127)	28,441
Other income (expense), net	3,184	(59)	3,184	(793)	3,690

	(172,916)	(230,805)	(172,916)	(433,402)	(623,247)

Loss before income taxes and minority interests	(157,398)	(221,036)	(157,398)	(350,679)	(621,149)
Income tax expense, net	(7,320)	(7,195)	(7,320)	(10,385)	(7,825)
Minority interests in (earnings) losses of subsidiaries, net	(82)	1,514	(82)	3,132	1,431

Net loss	€(164,800)	€(226,717)	€(164,800)	€(357,932)	€(627,543)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
Net loss	€(164,800)	€(226,717)	€(164,800)	€(357,932)	€(627,543)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	8,911	10,982	8,911	(1)	12,568

Comprehensive loss	€(155,889)	€(215,735)	€(155,889)	€(357,933)	€(614,975)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.
Condensed Consolidated Statement of Stockholders' Deficit
(unaudited)

	Common stock	Additional paid-in capital (capital deficiency)	Accumulated deficit	Accumulated other comprehensive earnings (loss), net of taxes	Total stockholders' equity (deficit)
	Amounts in thousands
	UPC Holding Pre-LGI Combination Six months ended June 30, 2005
Balance at December 31, 2004	€20	€1,370,312	€(7,669,322)	€337,469	€(5,961,521)
Net loss	–	–	(357,932)	–	(357,932)
Loss on issuance of subsidiary shares of UPC Broadband France	–	(2,353)	–	–	(2,353)
Other comprehensive loss	–	–	–	(1)	(1)
Stock-based compensation (note 3)	–	1,386	–	–	1,386

Balance at June 30, 2005 (Pre-LGI Combination)	€20	€1,369,345	€(8,027,254)	€337,468	€(6,320,421)

	UPC Holding Post-LGI Combination Three months ended September 30, 2005
Balance at June 30, 2005 (Post-LGI Combination)	€20	€(4,495,996)	€(37,732)	€(1,478)	€(4,535,186)
Net loss	–	–	(164,800)	–	(164,800)
Result of common control transaction (note 5)	–	18,912	–	–	18,912
Other comprehensive earnings	–	–	–	8,911	8,911
Stock-based compensation (note 3)	–	1,328	–	–	1,328

Balance at September 30, 2005 (Post-LGI Combination)	€20	€(4,475,756)	€(202,532)	€7,433	€(4,670,835)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	UPC Holding Pre-LGI Combination	UPC Holding Post-LGI Combination
	Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	(Note 2)
	Amounts in thousands
Cash Flows from Operating Activities
Net loss	€(164,800)	€(357,932)	€(627,543)
Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	13,636	10,376	16,467
Related party management fee charges (credits)	(1,323)	3,759	158
Depreciation and amortization	166,468	287,118	448,679
Impairment, restructuring and other charges (credits), net	1,303	(5,872)	14,666
Amortization of deferred financing costs and non-cash interest	1,058	4,375	9,853
Realized and unrealized losses (gains) on derivative instruments, net	(23,064)	(75,696)	11,602
Foreign currency transaction losses (gains), net	1,046	141,691	(14,114)
Loss (gain) on extinguishment of debt	–	9,127	(28,441)
Accretion of interest	144,133	268,085	504,445
Deferred income tax expense	5,037	7,126	2,966
Minority interests in earnings (losses) of subsidiaries, net	82	(3,132)	(1,431)
Other non-cash items	(3,184)	793	(3,690)
Change in operating assets and liabilities, net of the effects of acquisitions:
Receivables and other	124	68,701	(13,409)
Payables and accruals	(11,465)	(68,971)	(6,114)

Net cash provided by operating activities	129,051	289,548	314,094

Cash Flows from Investing Activities
Capital expended for property and equipment	(127,152)	(229,556)	(197,048)
Cash paid for acquisitions, net of cash acquired	–	(166,702)	(520,087)
Net cash received (paid) to purchase or settle derivative instruments	1,014	515	(17,308)
Other investing activities, net	1,918	1,847	1,673

Net cash used by investing activities	(124,220)	(393,896)	(732,770)

Cash Flows from Financing Activities
Borrowings of shareholder loan and debt	500,000	2,628,427	888,903
Repayments of shareholder loan, debt and capital lease obligations	(109,295)	(2,429,498)	(490,642)
Payment of deferred financing costs	(9,837)	(33,640)	(29,337)

Net cash provided by financing activities	380,868	165,289	368,924

Effects of Exchange Rates on Cash	316	(4)	1,876

Net Increase (Decrease) in Cash and Cash Equivalents	386,015	60,937	(47,876)
Cash and Cash Equivalents:
Beginning of Period	190,973	130,036	125,045

End of Period	€576,988	€190,973	€77,169

Supplemental Cash Flow Disclosures
Cash paid for interest	€(46,941)	€(99,863)	€(180,032)

Net cash paid for taxes	€(1,490)	€(2,473)	€(3,533)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UPC Holding B.V.

Notes to the Condensed Consolidated Financial Statements September 30, 2005 (Continued)

(unaudited)

1.     Basis of Presentation

 In October 2000, UPC Holding B.V. (UPC Holding), currently a wholly owned indirect subsidiary of UGC Europe, Inc. (UGC Europe) was formed. UGC Europe is a wholly owned subsidiary of UnitedGlobalCom, Inc. (UGC). On June 15, 2005, certain mergers were completed whereby Liberty Global, Inc (LGI) acquired all of the capital stock of UGC that Liberty Media International, Inc (LMI) did not already own and LMI and UGC each became wholly owned subsidiaries of LGI (the LGI Combination).

 At formation, UPC Holding acquired certain operating units that provide and deliver video, high-speed Internet access and telephone services to residential customers. During 2004, UPC Holding acquired certain other wholly owned subsidiaries of UGC Europe including UPC Telecom Holding B.V. (UPC Telecom) and chello broadband N.V. (chello broadband) In the following text, UPC Holding, we, us and our company refer to UPC Holding and its consolidated subsidiaries before and after the LGI Combination. See note 2.

 UPC Holding is a European broadband communications provider of video, high-speed Internet access and telephone services through its broadband networks in 12 European countries. UPC Holding provides video, high-speed Internet access and telephone services to residential customers.

 UPC Broadband Holding B.V. (UPC Broadband Holding) and UPC Financing Partnership, wholly owned subsidiaries of UPC Holding, executed a senior secured credit facility (UPC Broadband Holding Bank Facility) secured by a pledge over the shares of UPC Broadband Holding and its major subsidiaries to finance part of its operations. Since the closing of the bank facility, on October 1, 2000, UPC Holding has made several amendments to the facility. On March 8, 2005, the UPC Broadband Holding Bank Facility was further amended as described in note 9.

 The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). In the opinion of management, these statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These unaudited condensed consolidated financial statements do not include all of the information required by GAAP for complete financial statements and should be read in conjunction with our consolidated financial statements and notes thereto included in our December 31, 2004 consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

 The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, allowances for uncollectible accounts, deferred income taxes and related valuation allowances, loss contingencies, fair values of financial and derivative instruments, fair values of long-lived assets and any related impairments, capitalization of construction and installation costs, useful lives of property and equipment, and restructuring accruals. Actual outcomes could differ from those estimates.

 Unless otherwise indicated, convenience translations into Euros are calculated as of September 30, 2005.

2.     Change in the Ultimate Parent Company

 On January 5, 2004, Liberty Media Corporation (LMC) acquired 8,198,016 shares of Class B common stock from the founding stockholders of UGC in exchange for securities of LMC and cash (the Founders Transaction). Upon completion of this transaction, the restriction on LMC's right to exercise its voting power over UGC was terminated. LGI's historical investment basis in UGC at January 1, 2004, was pushed down in connection with the Founders Transaction. LMC then had the ability to elect the entire board of directors of UGC and obtain control. On May 21, 2004, LMC contributed substantially all of its shares of the common stock of UGC and related contract rights to LMI, which at the time was a wholly-owned subsidiary of LMC. On June 7, 2004, LMC distributed all of the capital stock of LMI to LMC's stockholders in a spin-off. As a result, LMI became an independent publicly-traded company. Immediately prior to the LGI Combination, LMI owned UGC common stock representing a 53.4% economic interest and a 91.0% voting interest.

 As LMI is the predecessor to LGI, we present pre-LGI Combination references to shares of LMI common stock or UGC common stock in terms of the number of shares of LGI common stock issued in exchange for such LMI or UGC shares in the LGI Combination unless indicated otherwise.

 On September 6, 2005, LGI, the successor entity to LMI, effected a stock split in the form of a stock dividend (the Stock Dividend) of LGI's Series C common stock to holders of record of LGI's Series A and Series B common stock as of 5:00 p.m., New York City time, on August 26, 2005, which was the record date for the Stock Dividend (the Record Date). In the Stock Dividend, holders received one share of LGI Series C common stock for each share of LGI Series A common stock, and one share of LGI Series C common stock for each share of LGI Series B common stock, held of record as of the Record Date. Unless otherwise indicated, all LGI and LMI share amounts presented herein have been retroactively adjusted to give effect to the Stock Dividend, not withstanding the fact that no shares of LMI Series C common stock or LGI Series C common stock were issued and outstanding prior to September 6, 2005.

 LGI was formed on January 13, 2005, for the purpose of effecting the combination of LMI and UGC. In the LGI Combination, (i) each outstanding share of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock was exchanged for one share of the corresponding series of LGI common stock, and (ii) each outstanding share of UGC Class A common stock, UGC Class B common stock and UGC Class C common stock, (other than those shares owned by LMI and its wholly owned subsidiaries) were converted into the right to receive for each share of common stock owned either (i) 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections were subject to proration so that the aggregate cash consideration paid to UGC's stockholders would not exceed 20% of the aggregate value of the merger consideration payable to UGC's public stockholders. In connection with the LGI Combination, all then outstanding options to purchase UGC common stock, restricted stock and stock appreciation rights (SARs) under UGC's various incentive plans were converted into 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock for each share of UGC common stock, with corresponding conversion adjustments to the exercise or base prices.

 LGI accounted for the LGI Combination as a step acquisition of the remaining minority interest in UGC. After eliminating the minority interest in UGC from its condensed consolidated balance sheet, LGI pushed down its remaining investment basis of $2.491 billion (€2.057 billion at June 15, 2005) to UGC, and via UGC, to UGC's subsidiaries, including UPC Holding. This basis was allocated to the identifiable assets and liabilities of UGC and, via UGC, to UGC's subsidiaries, including UPC Holding, based on preliminary assessments of their respective fair values (as adjusted to give effect to the 46.6% UGC ownership interest that LGI acquired in the LGI Combination), and the excess of the purchase price over the adjusted fair values of such identifiable net assets was allocated to goodwill. The purchase accounting for this step acquisition, as reflected in these condensed consolidated financial statements, is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of UGC and its subsidiaries including UPC Holding. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense.

 As a result of the push down of UPC Holding's proportionate share of LGI's remaining investment basis in UGC resulting from the LGI Combination, a new basis of accounting was created effective June 15, 2005. As the impact of the push down was not material to the results of operations of UPC Holding for the period from June 15, 2005 to June 30, 2005, for financial reporting purposes, we have reflected this new basis of accounting effective June 30, 2005. The effects of the LGI Combination have been included in our condensed consolidated financial statements beginning with the June 15, 2005 acquisition date. For periods prior to June 30, 2005, the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Holding Pre-LGI Combination, and for periods as of and subsequent to June 30, 2005 the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Holding Post-LGI Combination. The effects of the LGI Combination have been included in our condensed consolidated financial statements beginning with the June 15, 2005 acquisition date.

 The following table presents the unaudited condensed consolidated balance sheet of UPC Holding Pre-LGI Combination as of June 30, 2005 (prior to the pushdown of LGI's basis), and the opening unaudited condensed consolidated balance sheet of UPC Holding Post-LGI Combination as of June 30, 2005 (subsequent to the pushdown of LGI's basis):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	June 30, 2005
	Amounts in thousands
Current assets	€386,315	€386,315
Property and equipment, net	2,886,896	2,589,312
Goodwill	2,785,394	1,494,371
Other intangible assets, net	536,945	292,470
Other assets, net	180,526	189,484

Total assets	€6,776,076	€4,951,952

Current liabilities	€748,065	€748,065
Long term portion of shareholder loan, debt and capital lease obligations	10,427,615	10,427,615
Other long term liabilities	133,273	94,384

Total liabilities	11,308,953	11,270,064
Minority interest in subsidiaries	2,129	2,129
Stockholders' deficit	(4,535,006)	(6,320,241)

Total liability and stockholders's deficit	€6,776,076	€4,951,952

3.     Stock-Based Compensation

Intrinsic Value Method

 We account for fixed and variable stock-based compensation awards to our employees using the intrinsic value method. Generally, under the intrinsic value method, (i) compensation expense for fixed-plan stock options is recognized only if the estimated fair value of the underlying stock exceeds the exercise price on the date of grant, in which case, compensation is recognized based on the percentage of options that are vested until the options are exercised, expire or are cancelled, and (ii) compensation for variable-plan options is recognized based upon the percentage of the options that are vested and the difference between the quoted market price or estimated fair value of the underlying common stock and the exercise price of the options at the balance sheet date, until the options are exercised, expire or are cancelled. We record stock-based compensation expense for UGC's variable-plan options and SARs using the accelerated expense attribution method. We record compensation expense for restricted stock awards based on the quoted market price of stock at the date of grant and the vesting period.

 As a result of the modification of certain terms of UGC stock options in connection with its February 2004 rights offering, we began accounting for stock options granted prior to February 2004 as variable-plan options. Stock options granted subsequent to February 2004 were accounted for as fixed-plan options through the date of the LGI Combination. Due to the modification of certain terms of the then outstanding UGC stock options in connection with the LGI Combination, we began accounting for the then remaining UGC fixed-plan options as variable-plan options. As a result of these adjustments, most of the outstanding LGI stock options held by UPC Holding employees at September 30, 2005 are accounted for as variable plan awards.

 The following table illustrates the pro forma effect on net loss as if we had applied the fair value method to UGC's outstanding stock-based awards that we have accounted for under the intrinsic value method. As the accounting for restricted stock and SARs is the same under the intrinsic value method and the fair value method, the pro forma adjustments included in the following table do not include amounts related to our calculation of compensation expense related to restricted stock and SARs or to options granted in tandem with SARs:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
			UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30,
			Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	2005	2004
	(Note 2)		(Note 2)
	Amounts in thousands
Net loss	€(164,800)	€(226,717)	€(164,800)	€(357,932)	€(627,543)
Add stock-based compensation expense as determined under the intrinsic value method, net of taxes and minority interest	2,714	–	2,714	1,386	–
Deduct stock-based compensation expense as determined under the fair value method, net of taxes and minority interest	(1,881)	–	(1,881)	(219)	–

Pro forma net loss	€(163,967)	€(226,717)	€(163,967)	€(356,765)	€(627,543)

4.     Recent Accounting Pronouncements

Statement No. 123(R)

 In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment (Statement No. 123(R)). Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. Statement No. 123(R) will require then outstanding options vesting after the date of initial adoption to be recognized as a charge to operations over the remaining vesting period.

 We are required to adopt Statement No. 123(R) beginning January 1, 2006. Under Statement No. 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption.

The transition alternatives include modified prospective and modified retroactive adoption methods. Under the modified retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The modified prospective method requires that compensation expense be recorded for all unvested stock options and share awards at the beginning of the first quarter of adoption of Statement No. 123(R), while the modified retroactive methods would record compensation expense for all unvested stock options and share awards beginning with the first period restated. Although we are continuing to evaluate the requirements of Statement No. 123(R), we have determined that we will use the modified prospective method to adopt Statement No. 123(R). We expect that the adoption of Statement No. 123(R) will have a material impact on our results of operations.

Statement No. 154

 In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (Statement No. 154). This Statement replaces Accounting Principles Board Opinion No. 20, Accounting Changes (APB No. 20), and Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

 Statement No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable to do so. In contrast, APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The provisions of this Statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. Adoption of this Statement will not have any immediate effect on our consolidated financial statements, and we will apply this guidance prospectively.

5.     Acquisitions and Common Control Transfers

Acquisitions of Noos and the Remaining 19.9% Minority Interest in UPC Broadband France

 On July 1, 2004, UPC Broadband France SAS (UPC Broadband France), an indirect wholly owned subsidiary and owner of our French broadband video and Internet access operations, acquired Suez-Lyonnaise Télécom SA (Noos), from Suez SA (Suez). Noos is a provider of digital and analog cable television services and high-speed Internet access services in France. The preliminary purchase price was subject to a review of certain historical financial information of Noos and UPC Broadband France. In January 2005, we completed our purchase price review with Suez, which resulted in the return of €43,732,000 to our company from an escrow account. The final purchase price for Noos was approximately €567,102,000 consisting of €487,085,000 in cash, a 19.9% equity interest in UPC Broadband France, valued at approximately €71,339,000 and €8,678,000 of direct acquisition costs.

 In April 2005, a subsidiary of UPC Broadband exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 in cash. This acquisition was accounted for as a step acquisition of the remaining minority interest. As UPC Broadband France was a consolidated subsidiary at the time of this transaction, the purchase price was first applied to eliminate the minority interest in UPC Broadband France from our condensed consolidated balance sheet, and the remaining purchase price has been allocated on a pro rata basis to the identifiable assets and liabilities of UPC Broadband France taking into account their respective fair values at April 6, 2005 and the 19.9% interest acquired. The excess purchase price that remained after amounts had been allocated to the net identifiable assets of UPC Broadband France was recorded as goodwill.

Pro Forma Data

 The following unaudited pro forma condensed consolidated operating results for the three months ended September 30, 2005 and the six months ended June 30, 2005 give effect to the June 15, 2005 LGI Combination and the April 2005 acquisition of the 19.9% minority interest in UPC Broadband France, as if such transaction had been completed as of January 1, 2005. The following unaudited pro forma condensed consolidated operating results for the nine months ended September 30, 2004, give effect to the June 15, 2005 LGI Combination, the April 2005 acquisition of the 19.9% minority interest in UPC Broadband France and the July 1, 2004 acquisition of Noos, as if such transactions had been completed as of January 1, 2004. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	(Note 2)
	Amounts in thousands
Revenue	€508,428	€989,634	€1,346,562

Net loss	€(164,800)	€(386,551)	€(687,576)

Other 2005 Acquisitions

 Telemach – On February 10, 2005, we acquired 100% of the shares in Telemach d.o.o., a broadband communications provider in Slovenia, for €70,985,000 in cash. We purchased Telemach to increase our market presence in Central and Eastern Europe. We accounted for the Telemach transaction using the purchase method of accounting. Under the purchase method of accounting, the purchase price was allocated to the acquired identifiable tangible and intangible assets and liabilities based upon their respective fair values, and the excess of the purchase price over the fair value of such net identifiable assets was allocated to goodwill. The purchase accounting for the Telemach acquisition, as reflected in these condensed consolidated financial statements, is preliminary and subject to adjustment based upon the final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of Telemach. As the open items in the valuation process generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. We do not expect these adjustments to be material in relationship to our total assets or operating results. Our results of operations would not have been materially affected if the Telemach acquisition had occurred at the beginning of either of the respective three or nine month periods ended September 30, 2005 or 2004.

Acquisition Completed Subsequent to September 30, 2005

 As further discussed in note 13, we completed the acquisition of Astral and the transfer of Chorus subsequent to September 30, 2005.

2005 Common Control Transfers

Cyfra +

 In July 2005, we transferred our 25.0% interest in Cyfra +, an equity method affiliate of Chellomedia Investments B.V. (Chellomedia Investments), another subsidiary of UGC Europe, for €45,000,000. We accounted for this transaction at the carrying amount of the investment. Accordingly, we recorded the difference between the sales price of €45,000,000 and the carrying amount of €26,088,000 as a capital contribution of €18,912,000. Although this transaction represents a reorganization of entities under common control, we have not restated our condensed consolidated financial statements to reflect this investment as if it had been a part of UPC Holding for all periods that it was owned by an entity under common control as the impact of such restatement would not have been material to the condensed consolidated financial statements of UPC Holding.

2004 Common Control Transfers

 UGC Europe transferred certain wholly owned subsidiaries including UPC Telecom and chello broadband which we accounted for as common control transactions.

UPC Telecom

 On July 1, 2004, the shares of UPC Telecom were transferred to UPC Holding. The assets and liabilities of UPC Telecom have been transferred from outside the group of subsidiaries of UPC Holding into UPC Holding at their respective carrying amounts.

 We accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. Under reorganization accounting, we consolidated the financial position and results of operations of UPC Telecom as if it had always been a part of UPC Holding. We recorded the difference between the purchase price of nil and the net carrying value of negative €134 million as a capital distribution.

chello broadband

 In 2000, chello broadband was formed. chello broadband is organized into two principal divisions, chello access and chello interactive. Through agreements with UPC Holding's operating companies, chello broadband provides internet access, on-line content, product development, aspects of customer support, local language broadband portals and marketing support for a fee based upon a percentage of subscription and installation revenue as determined in the agreements. The agreements with UPC Holding operating companies further provided that in the future the local operator will receive a percentage of the revenue from chello broadband e-commerce and advertising. The interactive television services group (ISG) is responsible for core digital products, such as electronic program guide, walled garden, television-based email, and PC/TV portals as well as other television and PC-based applications supporting various areas including communications services and enhanced television services. On December 21, 2004, chello broadband sold its ISG to UPC Programming B.V, an indirect subsidiary of UGC Europe. Subsequent to the sale of the ISG, UPC Holding acquired 97.5% of the outstanding shares of chello broadband on December 31, 2004.

 In accordance with SFAS 141, we accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. Under reorganization accounting, we consolidated the financial position and results of operations of chello broadband as if it had always been a part of UPC Holding. We recorded the difference between the purchase price of €90.9 million and the net carrying value of negative €68.3 million as a capital distribution of €159.2 million.

6.     UPC Polska Reorganization

 On July 7, 2003, UPC Polska, an indirect subsidiary of UGC Europe, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On July 1 2004, the shares of UPC Telecom were transferred to UPC Holding. The carrying value of UPC Polska's other liabilities subject to compromise totaled €267.6 million, which are senior notes of €251.8 million and other liabilities of € 15.5 million as of December 31, 2003. The fair value of UPC Polska's senior notes and other liabilities subject to compromise totaled € 154.3 million and €7.9 million, respectively, as of December 31, 2003. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska's Chapter 11 plan of reorganization, which was consummated and became effective on February 18, 2004, when UPC Polska emerged from the Chapter 11 proceeding. In accordance with UPC Polska's plan of reorganization, third-party holders of the UPC Polska senior notes and other claimholders received a total of €70.3 million in cash, €81.9 million in new 9% UPC Polska senior notes due 2007 and 2,011,813 shares of UGC's Class A common stock valued at €14.8 million in exchange for the cancellation of their claims. We recognized a gain of €25.2 million from the extinguishment of the UPC Polska senior notes and other liabilities subject to compromise, equal to the excess of their respective carrying amounts over the fair value of consideration given. The new UPC Polska senior notes were redeemed on July 16, 2004 for a cash payment €83.6 million.

7.     Derivative Instruments

 The following table provides detail of the fair value of our derivative instrument assets (liabilities), net:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
UPC Broadband Holding cross currency, interest rate swaps and caps	€78,387	€(17,060)
Embedded foreign exchange derivatives	1,214	201

Total	79,601	(16,859)

Current asset	509	409
Current liability	(877)	(4,218)
Long-term asset	106,604	1,883
Long-term liability	(26,635)	(14,933)

Total	€79,601	€(16,859)

 Realized and unrealized gains (losses) on derivative instruments are comprised of the following amounts:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
			UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30,
			Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	2005	2004
	(Note 2)		(Note 2)
	Amounts in thousands
UPC Broadband Holding cross currency, interest rate swaps and caps	€22,439	€(15,914)	€22,439	€75,341	€(13,812)
Embedded foreign exchange derivatives	625	2,211	625	355	2,210

Total	€23,064	€(13,703)	€23,064	€75,696	€(11,602)

UPC Broadband Holding Cross-currency and Interest Rate Swaps and Caps

 UPC Broadband Holding, a subsidiary of UPC, has entered into cross-currency and interest rate swaps, interest rate caps and cross-currency forwards to manage foreign currency and interest rate exposure. The terms of these contracts outstanding at September 30, 2005 were as follows:

Cross-currency and Interest Rate Swaps:

Maturity date	Principal amount due from counterparty	Notional amount due to counterparty	Interest rate (on principal amount) due from counterparty	Interest rate (on notional amount) due to counterparty
	Amounts in thousands
December 2011(1)	$525,000	€394,000	LIBOR + 3.0%	EUROBOR + 3.10%
October 2012(2)	1,250,000	944,000	LIBOR + 2.5%	6.06%

Total	$1,775,000	€1,338,000

(1)
Swap contract effectively converts the indicated principal amount of UPC Holding's U.S. dollar-denominated, LIBOR-indexed floating rate debt to Euro-denominated, EURIBOR-indexed floating rate debt.

(2)
Effectively converts the indicated principal amount of UPC Broadband Holding's U.S. dollar-denominated, floating rate debt to Euro-denominated, fixed rate debt (including margin).

Interest Rate Swaps:

Maturity date	Principal amount	Variable interest rate due from counterparty	Fixed interest rate, excluding margin due to counterparty
	Amounts in thousands
January 2006(1)	€1,075,000	EURIBOR	2.29%
April 2010(1)	1,000,000	EURIBOR	3.28%
September 2012(1)	500,000	EURIBOR	2.96%

Total	€2,575,000

(1)
Swap contract effectively fixes the EURIBOR rate (excluding margin) on the indicated principal amount of UPC Broadband Holding's Euro-denominated debt.

Interest Rate Caps:

Start date	Maturity date	Principal amount	Cap level(1)
		Amounts in thousands
January 2005(1)	January 2006	€1,500,000	3.0%
July 2005(1)	January 2006	€1,100,000	3.0%
January 2006(1)	July 2007	€900,000	4.0%
January 2006(1)	January 2007	€600,000	4.0%
July 2006(1)	January 2007	€400,000	4.0%
January 2007(1)	January 2008	€750,000	3.5%

(1)
Caps the EURIBOR variable interest rate (excluding margin) on the indicated principal amount of UPC Broadband Holding's Euro-denominated debt.

8.     Long-Lived Assets

Property and equipment, net

 The details of property and equipment and the related accumulated depreciation are set forth below:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
Cable distribution systems	€2,725,283	€4,617,920
Support capital and other	343,064	707,182

Total	3,068,347	5,325,102
Accumulated depreciation	(169,675)	(2,714,891)

Property and equipment, net	€2,898,672	€2,610,211

 Depreciation expense related to our property and equipment was €144,731,000 and €150,107,000 for the three months ended September 30, 2005 and 2004, respectively, €259,607,000 for the six months ended June 30, 2005 and €412,489,000 for the nine months ended September 30, 2004.

 At September 30, 2005 and December 31, 2004, the amount of property and equipment, net, and other assets, net, recorded under capital leases was €24,631,000 and €25,980,000, respectively. Amortization of assets under capital leases is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. Equipment under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

Goodwill

 Changes in the carrying amount of goodwill for the six months ended June 30, 2005 (Pre-LGI Combination) and the three months ended September 30, 2005 (Post-LGI Combination) are as follows:

	UPC Holding Pre-LGI Combination
	January 1, 2005	Acquisitions	Release of valuation allowance and other	Translation adjustments	June 30, 2005
	Amounts in thousands
The Netherlands	€603,871	€–	€(2,438)	€–	€601,433
France	4,760	20,853	(169)	–	25,444
Austria	399,805	–	(2,253)	–	397,552
Other Western Europe	186,688	–	(1,264)	(5,752)	179,672

Total Western Europe	1,195,124	20,853	(6,124)	(5,752)	1,204,101

Hungary	141,516	–	14	(661)	140,869
Other Central and Eastern Europe	89,011	53,803	(66)	6,653	149,401

Total Central and Eastern Europe	230,527	53,803	(52)	5,992	290,270

Total	€1,425,651	€74,656	€(6,176)	€240	€1,494,371

	UPC Holding Post-LGI Combination
	June 30, 2005	Acquisitions	Release of valuation allowance and other	Translation adjustments	September 30, 2005
	Amounts in thousands
The Netherlands	€1,098,310	€–	€(2,106)	€–	€1,096,204
France (incl. Noos)	111,589	–	(146)	–	111,443
Austria	592,440	–	(1,729)	–	590,711
Other Western Europe	343,960	–	(293)	1,464	345,131

Total Western Europe	2,146,299	–	(4,274)	1,464	2,143,489

Hungary	317,960	–	(335)	433	318,058
Other Central and Eastern Europe	321,136	–	1,108	6,551	328,795

Total Central and Eastern Europe	639,096	–	773	6,984	646,853

Total	€2,785,395	€–	€(3,501)	€8,448	€2,790,342

Intangible assets

 The details of our intangible assets are set forth below:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
Intangible assets with finite lives (subject to amortization):
Customer relationships	€484,214	€306,450
Other	19,370	20,864

Total	503,584	327,314
Accumulated amortization	(25,329)	(60,943)

Net	478,255	266,371
Intangible assets with indefinite lives (not subject to amortization):
Tradenames	36,737	36,737

Total intangible assets, net	€514,992	€303,108

 Amortization of intangible assets with finite useful lives was €21,737,000 and €12,621,000 for the three months ended September 30, 2005 and 2004, respectively. Amortization of intangible assets with finite useful lives was €27,511,000 for the six months ended June 30, 2005 and €36,190,000 for the nine months ended September 30, 2004. Based on our current amortizable intangible assets, we expect that amortization expense will be as follows for the next five years and thereafter (amounts in thousands):

Three months ended December 31, 2005	€21,890
Year ended December 31, 2006	87,276
Year ended December 31, 2007	85,701
Year ended December 31, 2008	84,112
Year ended December 31, 2009	66,253
Thereafter	133,023

Total	€478,255

9.     Shareholder Loan, Debt and Capital Lease Obligations

 The following table provides detail of our consolidated debt obligations are as follows:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
Shareholder Loan	€7,225,824	€6,902,435
UPC Broadband Holding Bank Facility	3,165,380	2,880,275
UPC Holding Senior Notes	500,000	–
Other debt	4,044	4,541

Total shareholder loan and debt	10,895,248	9,787,251
Capital lease obligations	33,148	35,548

Total shareholder loan, debt and capital lease obligations	10,928,396	9,822,799
Current maturities	(3,166)	(4,940)

Total portion of shareholder loan, long-term debt and capital lease obligations	€10,925,230	€9,817,859

Shareholder Loan

 UPC Holding has an unsecured shareholder loan with Liberty Global Europe Finance B.V., an indirect subsidiary of UGC Europe, which is scheduled to be repaid in 2020 and which is subordinated to UPC Holding's other debt. Interest is accrued and added to the principal. Interest is based on the weighted cost of capital plus a margin. The interest rate is 7.75% and 11% for 2005 and 2004, respectively, and is reviewed on an annual basis. The change in the shareholder loan includes (i) the capitalization of €412,219,000 of accrued interest, (ii) the 2005 repayment by UPC Holding of €43,732,000 to UGC Europe as a result of the refund UPC Holding received following the purchase price review of Noos, (iii) the 2005 repayment by UPC Holding of €109,003,000 ultimately to UGC Europe, (iv) an advance of €90,105,000 from UGC Europe to finance the acquisition of the remaining 19.9% minority interest in UPC Broadband France, (v) the settlement of € 19,517,000 of loans receivable from chellomedia (see note 10), and (vi) an advance of €42,100,000 to settle certain obligations, and (vii) a €45,000,000 decrease as a result of UPC Holding's sale of the Cyfra+ investment to Chellomedia Investments. See note 5.

UPC Broadband Holding Bank Facility

 The UPC Broadband Holding Bank Facility is the senior secured credit facility of UPC Broadband Holding. The UPC Broadband Holding Bank Facility, originally executed in October 2000 and amended from time to time, is secured by a pledge over the shares of UPC Broadband Holding and the shares of UPC Broadband Holding's majority-owned operating companies. The UPC Broadband Holding Bank Facility is also guaranteed by UPC Holding and is senior to other long-term debt obligations of UPC Broadband Holding and UPC Holding. The agreement governing the UPC Broadband Holding Bank Facility contains covenants that limit among other things, UPC Broadband Holding's ability to merge with or into another company, acquire other companies, incur additional debt, dispose of any assets unless in the ordinary course of business, enter into or guarantee a loan and enter into a hedging arrangement.

 The agreement also restricts UPC Broadband Holding from transferring funds to its parent company (and indirectly to LGI) through loans, advances or dividends. If a change of control occurs, as defined in the UPC Broadband Holding Bank Facility, the facility agent may cancel each Facility and demand full payment. The UPC Broadband Holding Bank Facility requires compliance with various financial covenants such as: (i) senior debt to annualized EBITDA (as defined in the UPC Broadband Holding Bank Facility), (ii) EBITDA to total cash interest, (iii) EBITDA to senior debt service, (iv) EBITDA to senior interest and (v) total debt to annualized EBITDA.

 On March 8, 2005, the UPC Broadband Holding Bank Facility was amended to permit indebtedness under: (i) a new €1,000 million term loan facility (Facility G) maturing in full on April 1, 2010; (ii) a new term loan facility (Facility H) maturing in full on September 30, 2012, of which €550 million is denominated in Euros and $1.25 billion is denominated in U.S. dollars (although the U.S. dollar portion of Facility H has been swapped into Euros through a 7.5 year cross-currency swap); and (iii) a €500 million redrawable term loan (Facility I) maturing in full on April 1, 2010. In connection with this amendment, €166.8 million of the existing revolving credit facility (Facility A) was cancelled, reducing Facility A to a maximum amount of €500 million. The proceeds from Facilities G and H were used primarily to prepay all amounts outstanding under existing term loan facilities B, C and E, fund certain acquisitions and pay transaction fees. The aggregate borrowing capacity of €1,000 million under Facilities A and I can be used to fund acquisitions and for general corporate purposes, subject to compliance with applicable covenants, as further described in note 2 to the following table.

 The components of the UPC Broadband Holding Bank Facility are as follows:

		UPC Holding Post-LGI Combination		UPC Holding Pre-LGI Combination
		September 30, 2005		December 31, 2004
Facility	Denomination Currency	Interest Rate(3)	Outstanding principal amount	Outstanding principal amount
			Amounts in thousands
A(1)(2)	EUR	EURIBOR + 2.50%	€–	€–
B	EUR	–	–	1,160,026
C1	EUR	–	–	44,338
C2	USD	–	–	129,075
E	EUR	–	–	1,021,853
F1(1)	EUR	EURIBOR + 3.25%	140,000	140,000
F2(1)	USD	LIBOR + 3.00%	436,380	384,983
G(1)	EUR	EURIBOR + 2.50%	1,000,000	–
H1(1)	EUR	EURIBOR + 2.50%	550,000	–
H2(1)	USD	LIBOR + 2.50%	1,039,000	–
I(1)(2)	EUR	EURIBOR + 2.50%	–	–

Total			€3,165,380	€2,880,275

(1)
The interest rate margin is variable based on certain leverage ratios.

(2)
Facility A is a revolving credit facility and Facility I is a redrawable term loan facility, and each provides up to €500 million ($601.5 million) of borrowing capacity that can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the September 30, 2005 covenant compliance calculations, the aggregate amount that was available for borrowing under these Facilities at September 30, 2005 was approximately €295 million ($355 million). In connection with our October 2005 transfer of Chorus to UPC Broadband Holding and the acquisition of Astral by UPC Romania SA., an indirect subsidiary of UPC Holding, UPC Broadband Holding borrowed €110 million ($132 million) of the availability under Facility A. As a result of scheduled changes in required covenants, the aggregate borrowing availability at December 31, 2005 under Facility A and Facility I will decrease significantly from the September 30, 2005 amount unless UPC Broadband Holding is able to increase its EBITDA (as defined in the UPC Broadband Holding Bank Facility), through acquisitions or otherwise, or reduce its senior debt. Facility A and Facility I provide for an annual commitment fee of 0.75% of the unused portion of each Facility.

(3)
Interest rate information shown in the table does not reflect the impact of interest rate exchange agreements. As of September 30, 2005, six month EURIBOR and LIBOR rates were approximately 2.21% and 4.23%, respectively. Excluding the effects of interest rate exchange agreements, the weighted-average interest rate on all Facilities at September 30, 2005 was approximately 5.75%.

UPC Holding Senior Notes

 On July 29, 2005, UPC Holding issued €500 million 7 3/4 % Senior Notes due 2014. The Senior Notes mature on January 15, 2014 and bear interest at a rate of 7 3/4% per annum. The notes are senior obligations that rank equally with all of the existing and future senior debt and senior to all existing and future subordinated debt. The notes are secured by a first-ranking pledge of all shares of UPC Holding.

 At any time prior to July 15, 2008, UPC Holding may redeem some or all of the notes by paying a "make-whole" premium, which is the present value of all scheduled interest payments until July 15, 2008 using the discount rate equal to the yield of the comparable German government bond (BUND) issue as of the redemption date plus 50 basis point.

 At any time on or after July 15, 2008, UPC Holding may redeem some or all of the notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts, if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on July 15 of the years set out below:

Year	Percentage
2008	107.750%
2009	103.875%
2010	101.938%
2011 and thereafter	100.000%

 In addition, at any time prior to July 15, 2008, UPC Holding may redeem up to 35% of the notes (at redemption price of 107.5% of the principal amount) with the net proceeds from one or more specified equity offerings.

 UPC Holding may redeem all of the notes at a price equal to their principal amount plus accrued and unpaid interest upon the occurrence of certain changes in tax law. If UPC Holding or certain of its subsidiaries sell certain assets or experience specific changes in control, UPC Holding must offer to repurchase the notes at a redemption price of 101%.

 Subsequent to September 30, 2005, UPC Holding issued €300 million ($363 million at the borrowing date) principal amount of 8 5/8% Senior Notes due 2014. See note 13.

Maturities of Shareholder Loan, Debt and Capital Lease Obligations

 Debt and capital lease obligation maturities for the next five years and thereafter are as follows (amounts in thousands):

	Payments due during:
	Three months ended December 31, 2005	Years ended December 31,
		2006	2007	2008	2009	Thereafter	Total
Shareholder loan	€–	€–	€–	€–	€–	€7,225,824	€7,225,824
UPC Broadband Holding Bank Facility	–	–	–	–	2,882	3,162,498	3,165,380
UPC 7 3/4% Senior Notes due 2014	–	–	–	–	–	500,000	500,000
Other debt	702	718	648	599	525	852	4,044

Total shareholder loan and debt	702	718	648	599	3,407	10,889,174	10,895,248
Capital lease obligations	331	2,395	2,590	2,798	3,036	21,998	33,148

Total shareholder loan, debt and capital lease obligations	€1,033	€3,113	€3,238	€3,397	€6,443	€10,911,172	€10,928,396

10.   Related Party Transactions

 In the ordinary course of business, UPC Holding and its subsidiaries had various transactions with subsidiaries of LGI that are not owned by us.

Priority Telecom N.V.

 Priority Telecom N.V. (Priority Telecom), an indirect subsidiary of UGC, provides telecommunications services to our operating companies. Priority Telecom is a facilities-based business telecommunications provider of voice services, high-speed internet access, private data networks and customized network services that focuses primarily on its core metropolitan markets in The Netherlands, Austria and Norway.

 The metropolitan and national networks used by Priority Telecom are based on 25-year indefeasible rights of use (IRU's) granted by our operating companies. As part of the IRU agreements, Priority Telecom pays our operating companies annual administration, operations and maintenance fees.

 We have also entered into operating agreements with Priority Telecom, whereby we offer each other a range of services. The services that we provide to Priority Telecom include equipment, local loop and other capacity leases. Management believes that the amounts charged are reasonable.

Pay and transactional television

 chellomedia B.V. and its subsidiaries (chellomedia), an indirect subsidiary of UGC, provide our operating companies with pay television products and services. Management believes that the amounts charged are reasonable. chellomedia Programming BV provides services to UPC Broadband Operations BV relating to Transactional Television, branded as Arrivo and services from the interactive services division of chellomedia. Transactional Television consists of Near Video On Demand (NVOD) and Video On Demand (VOD).

 Related party transactions of UPC Holding are comprised of the following amounts:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
			UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30,
			Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	2005	2004
	(Note 2)		(Note 2)
	Amounts in thousands
Revenue	€2,880	€3,833	€2,880	€6,015	€11,931

Operating expenses	11,240	5,605	11,240	19,671	13,216
Selling, general & administrative expenses	512	3,325	512	2,295	10,546
Management fee charges (credits)	(1,323)	(3)	(1,323)	3,759	158

Included in operating income	(7,549)	(5,094)	(7,549)	(19,710)	(11,989)
Interest income	–	–	–	–	698
Interest expense	(144,133)	(186,786)	(144,133)	(268,085)	(504,445)

Included in net loss	€(151,682)	€(191,880)	€(151,682)	€(287,795)	€(515,736)

Revenue.    The revenue is primarily related to revenue recognized for the provision of network related services to Priority Telecom.

Operating Expenses.    Related party operating expenses primarily relate to (i) switch and interconnect costs for Priority Telecom's services of €2,819,000 and €5,216,000 for the three months ended September 30, 2005 and the six months ended June 30, 2005 and €6,541,000 for the nine months ended September 30, 2004 and (ii) costs for programming and interactive services of €8,421,000 and €14,455,000 for the three months ended September 30, 2005 and the six months ended June 30, 2005 and €6,675,000 for the nine months ended September 30, 2004.

Selling, General & Administrative Expenses.    Related party SG&A expenses include information technology, network operations and other administrative charges (credits) from UGC Europe of €(228,000) and €893,000 for the three months ended September 30, 2005 and the six months ended June 30, 2005, respectively and €8,333,000 for the nine months ended September 30, 2004. In addition, related party SG&A expenses include management service fees from UGC of $900,000 and $1,800,000 in the three months ended September 30, 2005 and the six months ended June 30, 2005, respectively, and $2,400,000 in the nine months ended September 30, 2004.

Management Fees.    UPC Holding recorded management fee charges (credits) of €(1,323,000) and €3,759,000 for the three months ended September 30, 2005 and the six months ended June 30, 2005, respectively, and €158,000 for the nine months ended September 30, 2004. Related party management fee charges relate primarily to programming fees allocated by UPC N.V., a subsidiary of UGC. Related party management fee credits relate primarily to the allocation of certain overhead and other expenses.

Interest Income.    UPC Holding had interest income of nil and €498,000 for the nine months ended September 30, 2005 and 2004, respectively, which primarily relates to interest income on amounts loaned to Priority Telecom. In July 2004, UPC Holding transferred the loan with Priority Telecom, at carrying value, to an indirect subsidiary of UGC Europe and settled the transfer through its shareholder loan.

Interest Expense.    UPC Holding had interest expense of €144,133,000 and €268,085,000 for the three months ended September 30, 2005 and the six months ended June 30, 2005, respectively, and €504,445,000 for the nine months ended September 30, 2004, related to interest expense on its shareholder loans. The interest expense is not paid in cash, but added to the shareholder loan. See note 9.

 The following table provides details of the related party balances of UPC Holding as at September 30, 2005 and as at December 31, 2004:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
Related party receivables:
Accounts receivable	€6,653	€6,699
Unbilled revenue	2,533	1,987
Loans receivable	–	19,517

Total	9,186	28,203

Related party payables:
Accounts payable	14,064	57,518
Accrued liabilities	2,387	1,261
Shareholder loan	7,225,824	6,902,435

Total	€7,242,275	€6,961,214

Loans receivables related party.    The €19.5 million of loans receivable at December 31, 2004, which was attributable to the sale of interactive assets to UPC Programming B.V. in 2004, was settled through the shareholders loan in 2005.

Accounts payable related party.    The movement in accounts payable related party from €57,518,000 to €14,064,000 from December 31, 2004 to September 30, 2005 was mainly attributable to the settlement of programming and contract termination costs of €44.5 million recharged from UPC N.V.

Shareholder loan.    For the changes in the shareholder loan, see note 9.

11.   Commitments and Contingencies

Commitments

 In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to non-cancelable leases, programming contracts, purchases of customer premise equipment, construction activities, network maintenance, and upgrade and other commitments arising from our agreements with local franchise authorities. We expect that in the normal course of business, operating leases that expire generally will be renewed or replaced by similar leases. As of September 30, 2005, such commitments are as follows:

	Payments due during:
	Three months ended December 31, 2005	Years ended December 31,
		2006	2007	2008	2009	Thereafter	Total
	Amounts in thousands
Operating leases	€13,917	€47,075	€41,885	€25,235	€20,294	€47,382	€195,788
Programming and other purchase commitments	22,125	43,553	9,691	5,671	1,258	14,161	96,459
Other commitments	21,317	5,460	5,316	3,756	3,778	11,978	51,605

Total commitments	€57,359	€96,088	€56,892	€34,662	€25,330	€73,521	€343,852

 Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees, regardless of the actual number of subscribers to the programming services or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems. Other purchase obligations consist of commitments to purchase customer premise equipment that are enforceable and legally binding on us.

 Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, and perform network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.

Contingent Obligations

 In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

Guarantees and Other Credit Enhancements

 In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

Legal Proceedings and Other Contingencies

 Netherlands Rate Increases – On September 28, 2005, the Dutch competition authority, NMA, informed UPC Nederland B.V. (UPC NL), our Dutch subsidiary, that it had closed its investigation with respect to the price increases for our analog video services in 2003-2005. The NMA concluded that the price increases were not excessive and therefore we did not abuse our dominant position in the analog video services market. This decision will be, for six weeks, open for appeal by parties who can show they have an interest in the matter.

 Historically, in many parts of The Netherlands, UPC NL is a party to contracts with local municipalities that seek to control aspects of its Dutch business including, in some cases, pricing and package composition. Most of these contracts have been eliminated by agreement, although some contracts are still in force and under negotiation. In some cases there is litigation ongoing where some municipalities have resisted UPC NL's attempts to move away from the contracts.

 Netherlands Regulatory Developments – As part of the process of implementing certain directives promulgated by the European Union in 2003, the Dutch national regulatory authority (OPTA) has been analyzing eighteen markets predefined in the directives and an additional nineteenth retail market for receipt of broadcast transmission signals to determine if any operator or service provider has "significant market power" within the meaning of the EU directives. On May 19, 2005, OPTA published a draft decision that UPC NL has significant market power on the wholesale market for transmission of broadcast signals and on the retail market for receipt of broadcast signals in The Netherlands. Consequently, with respect to the wholesale market, OPTA has proposed imposing an obligation on UPC NL to allow network access to content providers and packagers who are seeking to distribute content on UPC NL's network that is not already part of UPC NL's own basic tier television offering. This access must be offered at cost oriented prices regulated by OPTA. Furthermore UPC NL would be obliged to grant program providers access to its basic tier offering in certain circumstances. These access obligations would not apply to third parties who have an alternative infrastructure or want to (i) duplicate existing programming packages or (ii) unbundle the network from the basic analog service.

 With respect to the retail market for receipt of broadcast signals, OPTA has proposed introducing an obligation for UPC NL to charge cost oriented subscription fees for its basic tier television offering, with prices to be regulated by OPTA. Furthermore UPC NL would be required to indicate to its customers which part of the subscription fees relates to network costs and which part relates to programming costs. OPTA has indicated its intention to impose a restriction on subscription rate increases (except for increases tied to consumer price index increases) pending completion of its review of existing rates charged by cable operators. OPTA has also indicated it may require UPC NL to unbundled its basic video service (analog or digital) from its other services.

 On September 28, 2005, OPTA notified the Commission of European Communities (EC Commission) of its draft decisions that UPC NL has significant market power on (i) the wholesale market for transmission of broadcast signals and (ii) the retail market for receipt of broadcast signals, in the Netherlands and the obligations it proposes to impose. On November 9, 2005, the EC Commission announced that (i) it approved the draft decision in relation to wholesale market for transmission of broadcast signals and (ii) that it started a second phase investigation in relation to the retail market for receipt of broadcast signals.

 UPC NL will continue to challenge the decision in relation to the wholesale market for transmission of broadcast signals through the competent courts in The Netherlands and will be engaged in the second phase investigation in relation to the retail market for receipt of broadcast signals. It is expected that this second phase investigation will be completed by the middle of December 2005. It is unclear at what time the decision in relation to the wholesale market for transmission of broadcast signals will come into force.

 The decision in relation to the wholesale market for transmission of broadcast signals includes obligations on UPC NL to allow access to content providers and packagers who are seeking to distribute content over UPC NL's network using their own conditional access platform and distributing content which is not already part of UPC NL's own basic tier television offering, while allowing UPC NL to continue to offer this basic tier television offering to all customers on UPC NL's network. This access should be offered on non discriminatory, transparent and cost oriented prices. Furthermore, UPC NL would be obliged to grant program providers access to UPC NL's basic tier offering in certain circumstances in line with current laws and regulations.

 Income Taxes – We operate in numerous countries in Europe and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, we may be subject to a review of our historic income tax filings. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. We have accrued income taxes (and related interest and penalties, if applicable) for amounts that represent income tax exposure items in tax years for which additional income taxes may be assessed.

 In addition to the foregoing items, we have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

12.   Segment Reporting

 We own a variety of European subsidiaries that provide broadband communications services, and we identify our reportable segments as (i) those consolidated subsidiaries that represent 10% or more of our revenue, operating cash flow (as defined below), or total assets, and (ii) those equity method affiliates where our investment or share of operating cash flow represents 10% or more of our total assets or operating cash flow, respectively. In certain cases, we may elect to include an operating segment in our segment disclosure that does not meet the above-described criteria for a reportable segment. We evaluate performance and make decisions about allocating resources to our operating segments based on financial measures such as revenue and operating cash flow. In addition, we review non-financial measures such as subscriber growth and penetration, as appropriate.

 Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated loss before income taxes and minority interests is presented below. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net loss, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

 For the three months ended September 30, 2005 and the six months ended June 30, 2005, we have identified the following consolidated operating segments as our reportable segments:

  •
  The Netherlands

  •
  France

  •
  Austria

  •
  Other Western Europe

  •
  Hungary

  •
  Other Central and Eastern Europe

 All of the reportable segments set forth above provide broadband communications services. The UPC Broadband operating segments provide video, voice and Internet access services in 12 European countries. Other Western Europe includes our operating segments in Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Corporate and other includes our corporate segment.

 Prior to January 2005, the Internet division of chellomedia, which we refer to as chello broadband, provided Internet access, on-line content, product development and other support activity for UPC Broadband's broadband Internet access business. In connection with the transfer of the assets and liabilities of chello broadband from chellomedia to UPC Broadband, together with the day-to-day management of the broadband Internet access business, we began reporting chello broadband as a component of UPC Broadband effective January 1, 2005. In addition, in connection with the LGI Combination, we decided that we would provide additional reportable segments within UPC Broadband and that UPC Broadband would allocate certain costs, which previously had been reflected in the corporate and other category, to its operating segments. The segment information for the three and nine months ended September 30, 2004 has been restated to reflect the above-described changes.

Performance Measures of Our Reportable Segments

 The total revenue and operating cash flow of our reportable segments are set forth below:

	Revenue		Operating Cash Flow
	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30,		Three months ended September 30,
	2005	2004	2005	2004
	(Note 2)		(Note 2)
	Amounts in thousands
The Netherlands	€158,412	€148,657	€72,537	€81,994
France	104,577	98,895	25,917	15,962
Austria	64,513	60,490	28,893	25,576
Other Western Europe	54,207	46,991	19,993	19,129

Total Western Europe	381,709	355,033	147,340	142,661

Hungary	57,757	43,440	22,141	16,344
Other Central and Eastern Europe	68,946	51,952	26,084	21,313

Total Central and Eastern Europe	126,703	95,392	48,225	37,657

Corporate and other	16	1,680	37	(637)

Total UPC Holding	€508,428	€452,105	€195,602	€179,681

	Revenue			Operating Cash Flow
	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination		UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30, 2005	Six months ended June, 30 2005	Nine months ended September 30, 2004	Three months ended September 30, 2005	Six months ended June, 30 2005	Nine months ended September 30, 2004
	(Note 2)			(Note 2)
	Amounts in thousands
The Netherlands	€158,412	€310,817	€432,264	€72,537	€148,117	€226,242
France	104,577	202,213	149,558	25,917	36,050	19,287
Austria	64,513	129,588	184,472	28,893	55,234	76,094
Other Western Europe	54,207	104,510	141,160	19,993	42,213	54,239

Total Western Europe	381,709	747,128	907,454	147,340	281,614	375,862

Hungary	57,757	111,406	126,852	22,141	43,332	49,018
Other Central and Eastern Europe	68,946	131,075	147,392	26,084	54,424	58,765

Total Central and Eastern Europe	126,703	242,481	274,244	48,225	97,756	107,783

Corporate and other	16	25	2,142	37	(1,266)	(1,577)

Total UPC Holding	€508,428	€989,634	€1,183,840	€195,602	€378,104	€482,068

Total Assets of Our Reportable Segments

 The total assets of our reportable segments are set forth below:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	September 30, 2005	December 31, 2004
	(Note 2)
	Amounts in thousands
The Netherlands	€2,334,736	€1,484,465
France	947,415	878,765
Austria	859,365	606,809
Other Western Europe	678,287	464,929

Total Western Europe	4,819,803	3,434,968

Hungary	613,332	390,820
Other Central and Eastern Europe	854,547	384,087

Total Central and Eastern Europe	1,467,879	774,907

Corporate and other	867,624	616,565

Total UPC Holding	€7,155,306	€4,826,440

 The following table provides a reconciliation of total segment operating cash flow to loss before income taxes and minority interest:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	Three months ended September 30, 2005	Three months ended September 30, 2004	Three months ended September 30, 2005	Six months ended June 30, 2005	Nine months ended September 30, 2004
	(Note 2)		(Note 2)
	Amounts in thousands
Total segment operating cash flow	€195,602	€179,681	€195,602	€378,104	€482,068

Stock-based compensation expense	13,636	6,968	13,636	10,376	16,467
Depreciation and amortization	166,468	162,728	166,468	287,118	448,679
Related party management fee charges (credits)	(1,323)	(3)	(1,323)	3,759	158
Impairment, restructuring and other operating charges (credits)	1,303	219	1,303	(5,872)	14,666

Operating income	15,518	9,769	15,518	82,723	2,098
Interest expense, net	(56,210)	(43,756)	(56,210)	(92,337)	(155,839)
Interest expense – related party	(144,133)	(186,786)	(144,133)	(268,085)	(504,445)
Interest income	2,225	676	2,225	2,935	2,394
Realized and unrealized gains (losses) on derivative instruments, net	23,064	(13,703)	23,064	75,696	(11,602)
Foreign currency transaction gains (losses), net	(1,046)	12,823	(1,046)	(141,691)	14,114
Gain (loss) on extinguishment of debt	–	–	–	(9,127)	28,441
Other income (expense), net	3,184	(59)	3,184	(793)	3,690

Loss before income taxes and minority interest	€(157,398)	€(221,036)	€(157,398)	€(350,679)	€(621,149)

Geographic Segments

 The revenue of our geographic segments is set forth below:

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
				UPC Holding Pre-LGI Combination
			UPC Holding Post-LGI Combination
	Three months ended September 30,
				Six months ended June, 30 2005	Nine months ended September 30, 2004
			Three months ended September 30, 2005
	2005	2004
	(Note 2)		(Note 2)
	Amounts in thousands
The Netherlands	€158,412	€148,657	€158,412	€310,817	€432,264
France	104,577	98,895	104,577	202,213	149,558
Austria	64,513	60,490	64,513	129,588	184,472
Norway	27,560	22,286	27,560	51,506	66,569
Sweden	18,429	17,216	18,429	37,376	52,390
Belgium	8,218	7,489	8,218	15,628	22,201

Total Western Europe	381,709	355,033	381,709	747,128	907,454

Hungary	57,757	43,440	57,757	111,406	126,852
Poland	27,402	23,484	27,402	53,521	63,257
Czech Republic	20,421	16,468	20,421	39,390	48,963
Slovak Republic	8,027	6,511	8,027	15,355	19,422
Romania	7,570	5,489	7,570	14,189	15,750
Slovenia	5,526	–	5,526	8,620	–

Total Central and Eastern Europe	126,703	95,392	126,703	242,481	274,244

Corporate and other	16	1,680	16	25	2,142

Total UPC Holding	€508,428	€452,105	€508,428	€989,634	€1,183,840

13.   Subsequent Events

Astral Acquisition Agreement

 On October 14, 2005, UPC Romania S.A., an indirect subsidiary of UPC Holding,completed the acquisition of 100% share of Astral Telecom SA (Astral), a broadband telecommunications operator in Romania, for a cash purchase price of $407,000,000 (€336,793,000 at the transaction date). We also assumed $21,000,000 (€17,058,300) of debt and acquired cash and cash equivalent balances of $7,000,000 (€5,686,100) in connection with this acquisition. At the time of the acquisition Astral was contributed to UPC Broadband Holding.

Princes Holding Limited

 On October 13, 2005, the shares of Princes Holding Limited (PHL) and its subsidiaries (Chorus) were transferred to UPC Holding in exchange for cash consideration of €94,000,000. PHL, through Chorus, owns and operates broadband communications systems in Ireland. PHL and its subsidiaries were indirectly held by UGC Europe prior to the transfer. This transaction will be accounted for as a common control transfer.

UPC Holding €300 million Senior Notes

 On October 10, 2005, UPC Holding issued €300 million principal amount of 8 5/8% Senior Notes due 2014. The Senior Notes mature on January 15, 2014. The notes are senior obligations that rank equally with all of the existing and future senior debt and senior to all existing and future subordinated debt. The notes are secured by a first-ranking pledge over all the shares of UPC Holding.

 At any time prior to July 15, 2008, UPC Holding may redeem some or all of the notes by paying a "make-whole" premium, which is the present value of all scheduled interest payments until July 15, 2008 using the discount rate equal to the yield of the comparable BUND issue as of the redemption date plus 50 basis points.

 At any time on or after July 15, 2008, UPC Holding may redeem some or all of the notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts, if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on July 15 of the years set out below:

Year	Percentage
2008	108.625%
2009	104.313%
2010	102.156%
2011 and thereafter	100.000%

 In addition, at any time prior to July 15, 2008, UPC Holding may redeem up to 35% of the notes with the net proceeds from one or more specified equity offerings.

 UPC Holding may redeem all of the notes at a price equal to their principal amount plus accrued and unpaid interest upon the occurrence of certain changes in tax law. If UPC Holding or certain of its subsidiaries sell certain assets or experience specific changes in control, UPC Holding must offer to repurchase the notes.

Scandinavian Assets

 Our management has been evaluating various options with respect to our Scandinavian assets (i.e., the assets of our broadband operating segments in Norway and Sweden), including a possible sale, and in the fourth quarter, commenced an auction process. Any final determination to sell any or all of our Scandinavian assets will depend on the price and terms offered and will be subject to, among other things, approval of LGI's Board of Directors, receipt of requisite governmental and other third party consents and approvals, and a waiver of the covenant in the UPC Broadband Holding Bank Facility restricting dispositions of assets.

NTL Ireland

 On May 9, 2005, UGC announced an agreement to acquire NTL Communications (Ireland) Limited and NTL Irish Networks Limited (together, "NTL Ireland") at a purchase price of approximately €347 million funded outside our group. NTL Ireland, Ireland's largest cable television operator, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers. In the nine months ended September 30, 2005 we estimate that NTL Ireland generated approximately €27.3 million of operating cash flow. The transaction is subject to Irish regulatory approval.

 We anticipate that, upon closing, NTL Ireland will become a subsidiary of the issuer.

ITEM 2.    Management's Discussion and Analysis of Financial Condition and
Results of Operations

 The following discussion provides additional information to the accompanying unaudited condensed consolidated financial statements and notes to help provide an understanding of our financial condition, changes in financial condition and results of operations. This discussion is organized as follows:

  •
  Forward Looking Statements.    This section provides a description of certain of the factors that could cause actual results or events to differ materially from anticipated results or events.

  •
  Overview.    This section provides a general description of our business and recent events.

  •
  Results of Operations.    This section provides an analysis of our results of operations for the three and nine months ended September 30, 2005 and 2004.

  •
  Liquidity and Capital Resources.    This section provides an analysis of our corporate and subsidiary liquidity, condensed consolidated cash flow statements, and our off balance sheet arrangements and contractual commitments.

  •
  Quantitative and Qualitative Disclosure about Market Risk.    This section describes our exposure to potential loss arising from adverse changes in interest rates, foreign exchange rates and equity price.

 The capitalized terms used below have been defined in the notes to the accompanying condensed consolidated financial statements. In the following text, UPC Holding, we, us, our and our company may refer, as the context requires, to UPC Holding and its consolidated subsidiaries, before or after the LGI Combination.

 Unless otherwise indicated, convenience translations into Euros are calculated as of September 30, 2005.

Forward Looking Statements

 Certain statements in this Quarterly Report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that statements in this Quarterly Report are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties. In particular, statements under Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 3. Quantitative and Qualitative Disclosures About Market Risk contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

  •
  economic and business conditions and industry trends in the countries in which we operate;

  •
  currency exchange risks;

  •
  consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

  •
  changes in television viewing preferences and habits by our subscribers and potential subscribers;

  •
  consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services;

  •
  consumer acceptance of new technology, programming alternatives and broadband services that we may offer;

  •
  our ability to manage rapid technological changes and grow our digital video, voice and Internet access services;

  •
  the regulatory and competitive environment of the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate;

  •
  continued consolidation of the foreign broadband distribution industry;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  the expanded deployment of personal video recorders and the impact on television advertising revenue;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming, for new television and telecommunications technologies;

  •
  future financial performance, including availability, terms and deployment of capital;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings, including regulatory initiatives in The Netherlands;

  •
  government intervention that opens our broadband distribution networks to competitors;

  •
  our ability to successfully negotiate rate increases with local authorities;

  •
  changes in the nature of key strategic relationships with partners and joint venturers;

  •
  uncertainties associated with our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions;

  •
  competitor responses to our products and services, and the products and services of the entities in which we have interests.

 You should be aware that the video, voice and Internet access services industries are changing rapidly, and, therefore, the forward-looking statements of expectations, plans and intent in this Quarterly Report are subject to a greater degree of risk than similar statements regarding certain other industries.

 These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Quarterly Report, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

Overview

 We are an European broadband communications provider of video, voice and Internet access services with consolidated operations in 12 European countries.

 We have completed a number of acquisitions during the past 15 months that have expanded our footprint and the scope of our business. We acquired (i) Noos, a broadband communications provider in France, on July 1, 2004, (ii) Telemach, a broadband communications provider in Slovenia, on February 10, 2005, and (iii) a number of less significant entities.

 Subsequent to September 30, 2005, we acquired (i) Astral, a broadband communications provider in Romania and (ii) PHL, the immediate parent of Chorus, a broadband communications provider in Ireland.

 For additional information concerning our closed acquisitions, see notes 5 and 13 to the accompanying condensed consolidated financial statements.

 Through our subsidiaries we are the largest broadband cable operator in Europe in terms of subscribers. At September 30, 2005, our consolidated subsidiaries owned and operated networks that passed approximately 14.1 million homes and served approximately 10.3 million revenue generating units (RGUs), consisting of approximately 8.1 million video subscribers, 1.5 million broadband Internet subscribers and 0.6 million telephony subscribers.

 In general, we are focused on growing our subscriber base and average revenue per subscriber by launching bundled entertainment, information and communications services, upgrading the quality of our networks where appropriate, leveraging the reach of our broadband distribution systems to create new content opportunities and entering into strategic alliances and acquisitions in order to increase our distribution presence and maximize operating efficiencies.

 Including the effects of acquisitions, we added a total of 590,098 RGUs during the nine months ended September 30, 2005. Excluding the effects of acquisitions, we added total RGUs of 433,797 during the same period. Most of this growth is attributable to the growth of our Internet access and digital telephony services, as significant increases in digital video RGUs were largely offset by declines in analog video RGUs. In addition to RGU growth, we also focus on increasing the average revenue we receive from each household by increasing the penetration of new services through product bundling or other means. We plan to continue increasing revenue and operating cash flow in 2005 by making acquisitions, selectively extending and upgrading our existing networks to reach new customers, increasing rates for our video services in certain locations, migrating more customers to our digital video offerings, which include premium programming and enhanced pay-per-view services, and growing the RGUs in our existing customer base by increasing the penetration of our services.

 Our analog video service offerings include basic programming and expanded basic programming. We tailor both our basic channel line-up and our additional channel offerings to each system according to culture, demographics, programming preferences and local regulation. Our digital video service offerings include basic programming, premium services and pay-per-view programming, including NVOD and VOD in some markets. We offer broadband Internet access services in all of our markets. Our residential subscribers can access the Internet via cable modems connected to their personal computers at faster speeds than that of conventional dial-up modems. We determine pricing for each different tier of Internet access service through analysis of speed, data limits, market conditions and other features.

 We offer telephony services in six countries in Europe, primarily over our broadband networks. We also have begun offering digital telephony services in The Netherlands, France and Hungary, through Voice over Internet Protocol (VoIP), and we plan to launch VoIP telephony services in several additional markets in Europe in 2005 and 2006.

 We believe that there is and will continue to be growth in the demand for broadband video, telephony and Internet access services in the markets where we do business. We believe our triple play offering of video, telephony, and broadband access to the Internet will continue to prove attractive to our existing customer base and allow us to be competitive and grow our business. The video, telephony and Internet access businesses in which we operate are capital intensive. Significant capital expenditures are required to add customers to our networks, including expenditures for labor and equipment costs. As technology changes in the video, telephony and Internet access industries, we may need to upgrade our systems to compete effectively in markets beyond what we currently plan. We may not have enough capital available from cash on hand, existing credit facilities and cash to be generated from operations for future capital needs. If we are unable to pay for costs associated with adding new customers, expanding or upgrading our networks or making our other planned or unplanned capital expenditures, our growth could be limited and our competitive position could be harmed.

Results of Operations

 As a result of the push down of LGI's remaining investment basis in UGC to the financial statements of UPC Holding, a new basis of accounting was created effective June 15, 2005. As the impact of the push down was not material to the results of operations for the period from June 15, 2005 to June 30, 2005, for financial reporting purposes we have reflected this new basis of accounting effective June 30, 2005. For periods prior to June 30, 2005, the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Holding Pre-LGI Combination, and for periods as of and subsequent to June 30, 2005 the assets and liabilities of UPC Holding, and the related consolidated financial statements are sometimes referred to herein as UPC Holding Post-LGI Combination. The effects of the LGI Combination have been included in our condensed consolidated financial statements beginning with the June 15, 2005 acquisition date. The primary effect of the LGI Combination for periods following the June 15, 2005 transaction date has been an increase in depreciation and amortization expense as a result of the application of purchase accounting. In order to provide a more meaningful basis for comparing the results of operations for the nine months ended September 30, 2005 and 2004, we have combined the UPC Holding Post-LGI Combination results of operations for the three months ended September 30, 2005 with the UPC Holding Pre-LGI Combination results of operations for the six months ended June 30, 2005 for purposes of the following discussion and analysis of our reportable segments and our historical results of operations. The combining of the predecessor UPC Holding Pre-LGI Combination results of operations with the successor UPC Holding Post-LGI Combination results of operations is not permitted by GAAP.

 The comparability of our operating results during the 2005 and 2004 interim periods are affected by (i) the LGI combination (refer to note 2 to the accompanying condensed financial statements), (ii) our acquisition of Noos during 2004, and (iii) our acquisition of Telemach and (iv) other less significant acquisitions during 2005. The primary effect of the LGI Combination for periods following the June 15, 2005 transaction date has been an increase in depreciation and amortization expense as a result of the application of purchase accounting.

 Changes in foreign currency exchange rates have a significant impact on our operating results as some of our operating segments have functional currencies other than Euro, approximately 33.6% of our Euro revenue during the nine months ended September 30, 2005 was derived from subsidiaries whose functional currency is other than the Euro, including the Hungarian forint, the Polish Zloty and the Czech Koruna.

Discussion and Analysis of our Reportable Segments

 All of the reportable segments set forth below provide broadband communications services, including video, voice and internet services. Our operating segments provide video, voice and Internet access services in 12 European countries at September 30, 2005. Other Western Europe includes our operating segments in Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Corporate and other includes our corporate segment.

 For additional information concerning our reportable segments, including a discussion of our performance measures and a reconciliation of total segment operating cash flow to our consolidated loss before income taxes and minority interests, see note 12 to the accompanying condensed consolidated financial statements.

 The tables presented below in this section provide a separate analysis of each of the line items that comprise operating cash flow (revenue, operating expenses and SG&A expenses) as well as an analysis of operating cash flow by reportable segment for the three and nine months ended September 30, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the Euro change and percentage change from period to period, and (iii) the Euro equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

 As discussed above, acquisitions and the LGI Combination have affected the comparability of the result of operations of our reportable segments. In addition, we have combined the UPC Holding Post-LGI Combination results of operations for the three months ended September 30, 2005 with the UPC Holding Pre-LGI Combination results of operations for the six months ended June 30, 2005 for purposes of the following discussion and analysis of our reportable segments. For additional information, see the discussion under Overview above and note 5 to the accompanying condensed consolidated financial statements.

Revenue of our Reportable Segments

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€158,412	€148,657	€9,755	6.6%	€9,755	6.6%
France	104,577	98,895	5,682	5.7%	5,682	5.7%
Austria	64,513	60,490	4,023	6.7%	4,023	6.7%
Other Western Europe	54,207	46,991	7,216	15.4%	6,031	12.8%

Total Western Europe	381,709	355,033	26,676	7.5%	25,491	7.2%

Hungary	57,757	43,440	14,317	33.0%	13,517	31.1%
Other Central and Eastern Europe.	68,946	51,952	16,994	32.7%	11,952	23.0%

Total Central and Eastern Europe	126,703	95,392	31,311	32.8%	25,469	26.7%

Corporate and other	16	1,680	(1,664)	(99.0%)	(1,664)	(99.0%)

Total UPC Holding	€508,428	€452,105	€56,323	12.5%	€49,296	10.9%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€469,229	€432,264	€36,965	8.6%	€36,965	8.6%
France	306,790	149,558	157,232	105.1%	157,232	105.1%
Austria	194,101	184,472	9,629	5.2%	9,629	5.2%
Other Western Europe	158,717	141,160	17,557	12.4%	14,429	10.2%

Total Western Europe	1,128,837	907,454	221,383	24.4%	218,255	24.1%

Hungary	169,163	126,852	42,311	33.4%	37,603	29.6%
Other Central and Eastern Europe.	200,021	147,392	52,629	35.7%	35,206	23.9%

Total Central and Eastern Europe	369,184	274,244	94,940	34.6%	72,809	26.5%

Corporate and other	41	2,142	(2,101)	(98.1%)	(2,101)	(98.1%)

Total UPC Holding	€1,498,062	€1,183,840	€314,222	26.5%	€288,963	24.4%

The Netherlands.    The Netherlands' revenue increased 6.6% and 8.6% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. The majority of these increases during the three and nine periods is attributable to higher average RGUs, as increases in broadband Internet and telephony RGUs were only partially offset by declines in video RGUs. Higher average total monthly revenue from all sources per RGU (ARPU) also contributed to the local currency increases during the nine month period, and to a lesser extent, the three month period. The increases in ARPU reflect the net effects of the positive impacts of rate increases on video services and the negative impacts of decreases in ARPU from broadband Internet services due to competitive factors and an increase in the proportion of broadband Internet subscribers selecting lower priced tiers. The decreases in broadband Internet ARPU, which were only partially offset by increases in broadband Internet RGUs, resulted in 3% and 4% decreases in The Netherlands' revenue from broadband Internet services during the three month and nine month periods, respectively, as compared to the corresponding prior year amounts.

 Certain rate increases implemented by UPC NL in The Netherlands had been under investigation by NMA, the Dutch competition authority. On September 28, 2005, the NMA informed UPC NL that it had closed its investigation with respect to the price increases for our analog video services in 2003-2005. The NMA concluded that our price increases were not excessive and therefore UPC NL did not abuse what NMA views as our dominant position in the analog video services market. This decision will be, for six weeks, open for appeal by parties who can show they have an interest in the matter. In another matter, OPTA, the Dutch national regulatory agency, has proposed (i) the introduction of rate regulation on a cost oriented basis for subscription fees for basic tier television offerings and (ii) the imposition of a restriction on subscription rate increases. OPTA has also indicated it may require UPC NL to unbundle its basic video service (analog or digital) from its other services. Adverse outcomes in the regulatory initiatives by OPTA could have a significant negative impact on UPC NL's ability to maintain or increase its video services revenue in The Netherlands. For additional information, see note 11 to the accompanying condensed consolidated financial statements.

France.    France's revenue increased €5,682,000 and €157,232,000 during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. The effects of the Noos acquisition on July 1, 2004 accounted for €145,277,000 of the nine month increase. Excluding the increases associated with the Noos acquisition France's revenue increased €5,682,000 or 5.7% and €11,955,000 or 8.0% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. The majority of these increases is attributable to increase in the average number of broadband Internet, telephony and digital video RGUs during the three and nine month periods. Higher ARPU resulting primarily from growth in France's digital video and broadband Internet services also contributed to the increases.

Austria.    Austria's revenue increased 6.7% and 5.2% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. These increases are primarily attributable to increases in the average number of RGUs during the three and nine month periods, as increases in broadband Internet and video RGUs more than offset small declines in telephony RGUs. The growth in video RGUs is primarily attributable to growth in digital television services. ARPU increased slightly during the three and nine month periods. The slight increase in ARPU reflects the net effect of (i) higher ARPU associated with rate increases for analog video services, and (ii) lower ARPU from broadband Internet services reflecting an increase in the proportion of subscribers selecting lower tiered products and (iii) lower ARPU from digital video services, due primarily to increased competition.

Other Western Europe.    Other Western Europe's revenue increased €7,216,000 and €17,557,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The effects of the Smartcall acquisition accounted for €2,081,000 and €3,431,000, respectively, of such increases. Excluding the increases associated with these transactions and foreign exchange rate fluctuations, Other Western Europe's revenue increased €4,071,000 or 8.7% and €11,146,000 or 7.9% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. The increases during the three month and nine month periods are due primarily to increases in the average number of broadband Internet and video RGUs and, to a slightly lesser extent, increases in ARPU. The growth in video RGUs is primarily attributable to growth in digital video services.

Hungary.    Hungary's revenue increased 33.0% and 33.4% during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. Excluding the effects of foreign exchange rate fluctuations, such increases were 31.1% and 29.6%, respectively. The majority of each of these increases is attributable to higher ARPU, due primarily to rate increases for video services and increased proportions of broadband Internet and Direct to Home (DTH) subscribers. Increases in the average number of DTH and broadband Internet RGUs and, to a lesser extent, telephony and analog RGUs, also contributed to the increases during the three and nine month periods. The increases in telephony RGUs were primarily driven by VoIP telephony sales. Approximately one fifth of the overall local currency increases during the three month and nine month periods relates to growth in the comparatively low margin telephony transit service business.

Other Central and Eastern Europe.    Other Central and Eastern Europe's revenue increased €16,994,000 and €52,629,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The effects of the Telemach acquisition and another less significant acquisition accounted for €5,997,000 and €14,929,000, respectively, of such increases. Excluding the increases associated with these acquisitions and foreign exchange rate fluctuations, Other Central and Eastern Europe's revenue increased €6,020,000 or 11.6% and €20,363,000 or 13.8% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. Higher ARPU and growth in average RGUs contributed equally to the increase for the nine month period. During the three month period, higher average RGUs had a greater impact than ARPU growth due primarily to the fact that certain May 2004 rate increases did not impact ARPU comparisons for the 2005 and 2004 three month periods. The growth in RGUs during both the three month and nine month periods is primarily attributable to increases in the average number of broadband Internet and video RGUs, with most of the broadband Internet growth in Poland and the Czech Republic, and most of the video growth in Romania.

Operating Expenses of our Reportable Segments

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€53,155	€39,662	€13,493	34.0%	€13,493	34.0%
France	50,275	56,267	(5,992)	(10.6%)	(5,992)	(10.6%)
Austria	22,934	20,977	1,957	9.3%	1,957	9.3%
Other Western Europe	23,416	18,241	5,175	28.4%	4,509	24.7%

Total Western Europe	149,780	135,147	14,633	10.8%	13,967	10.3%

Hungary	25,548	18,404	7,144	38.8%	6,790	36.9%
Other Central and Eastern Europe	27,470	21,160	6,310	29.8%	4,309	20.4%

Total Central and Eastern Europe	53,018	39,564	13,454	34.0%	11,099	28.1%

Corporate and other	27	536	(509)	(95.0%)	(509)	(95.0%)

Total UPC Holding	€202,825	€175,247	€27,578	15.7%	€24,557	14.0%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€147,500	€121,738	€25,762	21.2%	€25,762	21.2%
France	155,035	85,021	70,014	82.3%	70,014	82.3%
Austria	71,615	67,936	3,679	5.4%	3,679	5.4%
Other Western Europe	64,765	56,828	7,937	14.0%	6,451	11.4%

Total Western Europe	438,915	331,523	107,392	32.4%	105,906	31.9%

Hungary	74,365	54,197	20,168	37.2%	18,098	33.4%
Other Central and Eastern Europe	78,129	59,956	18,173	30.3%	11,256	18.8%

Total Central and Eastern Europe	152,494	114,153	38,341	33.6%	29,354	25.7%

Corporate and other	640	(1,002)	1,642	163.9%	1,642	163.9%

Total UPC Holding	€592,049	€444,674	€147,375	33.1%	€136,902	30.8%

General.    Operating expenses include programming, network operations, customer operations, customer care and other direct costs. Programming costs, which represent a significant portion of our operating costs, are expected to rise in future periods as a result of the expansion of service offerings and the potential for price increases. Any cost increases that we are not able to pass on to our subscribers through service rate increases would result in increased pressure on our operating margins.

 Operating expenses for UPC Holding increased €27,578,000 and €147,375,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The aggregate effects of the Noos, Telemach and other less significant acquisitions accounted for €4,113,000 and €81,863,000, respectively, of such increases. Excluding the increases associated with these transactions and foreign exchange rate fluctuations, UPC Holding's operating expenses increased €20,569,000 or 11.7% and €

55,189,000 or 12.4% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods, primarily due to the following factors:

  •
  Increases in direct programming and copyright costs of €5,021,000 and €16,306,000 during the three and nine month periods, respectively, primarily due to subscriber growth on the digital and DTH platforms, and to a lesser extent, increased content, higher chellomedia charges for programming and consumer price index rate increases, offset, in part, by the termination of an unfavorable programming contract in mid-May 2005.

  •
  Increase in salaries and other staff related costs of €3,362,000 and €7,867,000 during the three and nine month periods, respectively, primarily reflecting increased staffing levels including increased use of temporary personnel, particularly in the customer care and customer operations areas, to sustain the higher levels of activity resulting from:

  •
  higher subscriber numbers;

  •
  the greater volume of calls per subscriber in The Netherlands and elsewhere, that the increased proportion of digital video, broadband Internet and telephony subscribers give rise to compared to an analog video subscriber;

  •
  preparations for the commercial launch in October 2005 of The Netherlands' program to migrate subscribers from analog video to digital video services;

  •
  increased customer service standard levels; and

  •
  annual wage increases.

  •
  Increases in network related expenses of €3,204,000 and €6,315,000 during the three and nine months, respectively, primarily driven by higher costs in The Netherlands and Hungary.

  •
  Increases in interconnect costs of €2,719,000 and €4,419,000 during the three and nine month periods, respectively, primarily due to growth in telephony transit service activity in Hungary and growth in VoIP telephony subscribers in The Netherlands, France and Hungary.

  •
  Increases in call overflow service costs of €881,000 and €2,266,000 during the three and nine months, respectively, driven by increased customer service calls in The Netherlands associated with the increased proportion of digital video, broadband Internet and telephony subscribers together with the roll out of VoIP telephony services.

  •
  Increases in franchise fees, primarily in The Netherlands, of €981,000 and €2,907,000 during the three and nine month periods, respectively, primarily reflecting the impact of rate increase negotiations with various municipalities in The Netherlands during 2004.

SG&A Expenses of our Reportable Segments

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€32,720	€27,000	€5,720	21.2%	€5,720	21.2%
France	28,385	26,667	1,718	6.4%	1,718	6.4%
Austria	12,686	13,936	(1,250)	(9.0%)	(1,250)	(9.0%)
Other Western Europe	10,798	9,621	1,177	12.2%	974	10.1%

Total Western Europe	84,589	77,224	7,365	9.5%	7,162	9.3%

Hungary	10,068	8,692	1,376	15.8%	1,237	14.2%
Other Central and Eastern Europe	15,393	9,481	5,912	62.4%	4,725	49.8%

Total Central and Eastern Europe	25,461	18,173	7,288	40.1%	5,962	32.8%

Corporate and other	(49)	1,780	(1,829)	(102.8%)	(1,829)	(102.8%)

Total UPC Holding	€110,001	€97,177	€12,824	13.2%	€11,295	11.6%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€101,075	€84,283	€16,792	19.9%	€16,792	19.9%
France	89,788	45,251	44,537	98.4%	44,537	98.4%
Austria	38,359	40,441	(2,082)	(5.1%)	(2,082)	(5.1%)
Other Western Europe	31,746	30,093	1,653	5.5%	1,071	3.6%

Total Western Europe	260,968	200,068	60,900	30.4%	60,318	30.1%

Hungary	29,325	23,637	5,688	24.1%	4,872	20.6%
Other Central and Eastern Europe	41,385	28,673	12,712	44.3%	8,893	31.0%

Total Central and Eastern Europe	70,710	52,310	18,400	35.2%	13,765	26.3%

Corporate and other	629	4,720	(4,091)	(86.7%)	(4,091)	(86.7%)

Total UPC Holding	€332,307	€257,098	€75,209	29.3%	€69,992	27.2%

General.    SG&A expenses include human resources, information technology, general services, management, finance, legal and marketing costs and other general expenses.

 UPC Holding's SG&A expenses increased €12,824,000 and €75,209,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The aggregate effects of the Noos, Telemach and other less significant acquisitions accounted for €1,111,000 and €44,109,000, respectively, of such increases. Excluding the increases associated with these transactions and foreign exchange rate fluctuations, UPC Holding's SG&A expenses increased €10,196,000 or 10.5% and €25,899,000 or 10.1% during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods, primarily due to:

  •
  Increases in sales and marketing expenses and commissions of €5,061,000 and €16,849,000 during the three and nine month periods, respectively, reflecting the cost of marketing campaigns and the greater number of gross subscriber additions for broadband Internet and telephony services, particularly in The Netherlands.

  •
  Increases in salaries and other staff related costs of €4,127,000 and €11,075,000 during the three and nine month periods, respectively, reflecting increased staffing levels, particularly in The Netherlands, in sales and marketing and information technology functions, as well as annual wage increases.

Operating Cash Flow of our Reportable Segments

 Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. For a reconciliation of total segment operating cash flow to our consolidated loss before income taxes and minority interests, see note 12 to the accompanying condensed consolidated financial statements. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net loss, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

Operating Cash Flow of our Reportable Segments

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€72,537	€81,994	€(9,457)	(11.5%)	€(9,457)	(11.5%)
France	25,917	15,962	9,955	62.4%	9,955	62.4%
Austria	28,893	25,576	3,317	13.0%	3,317	13.0%
Other Western Europe	19,993	19,129	864	4.5%	547	2.9%

Total Western Europe	147,340	142,661	4,679	3.3%	4,362	3.1%

Hungary	22,141	16,344	5,797	35.5%	5,490	33.6%
Other Central and Eastern Europe	26,084	21,313	4,771	22.4%	2,916	13.7%

Total Central and Eastern Europe	48,225	37,657	10,568	28.1%	8,406	22.3%

Corporate and other	37	(637)	674	105.8%	674	105.8%

Total UPC Holding	€195,602	€179,681	€15,921	8.9%	€13,442	7.5%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX
	2005	2004	EUR	%	EUR	%
	Amounts in thousands, except % amounts
The Netherlands	€220,654	€226,242	€(5,588)	(2.5%)	€(5,588)	(2.5%)
France	61,967	19,287	42,680	221.3%	42,680	221.3%
Austria	84,127	76,094	8,033	10.6%	8,033	10.6%
Other Western Europe	62,206	54,239	7,967	14.7%	6,907	12.7%

Total Western Europe	428,954	375,862	53,092	14.1%	52,032	13.8%

Hungary	65,473	49,018	16,455	33.6%	14,633	29.9%
Other Central and Eastern Europe	80,508	58,765	21,743	37.0%	15,057	25.6%

Total Central and Eastern Europe	145,981	107,783	38,198	35.4%	29,690	27.5%

Corporate and other	(1,229)	(1,577)	348	(22.1%)	348	(22.1%)

Total UPC Holding	€573,706	€482,068	€91,638	19.0%	€82,070	17.0%

 For a discussion of the factors contributing to the changes in operating cash flow of our reportable segments, see the above analyses of revenue, operating expenses and SG&A expenses.

Discussion and Analysis of our Historical Operating Results

General

 As noted above, the effects of the LGI Combination, Noos, Telemach and other less significant acquisitions have affected the comparability of our results of operations during the 2005 and 2004 interim periods. Unless otherwise indicated in the discussion below, the significant increases in our historical revenue, expenses and other items during the three and nine months ended September 30, 2005, as compared to the three and nine months ended September 30, 2004, are primarily attributable to the effects of these transactions. For more detailed explanations of the changes in our revenue, operating expenses and SG&A expenses, see the Discussion and Analysis of Reportable Segments that appears above.

 As discussed above under Results of Operations, we have combined the UPC Holding Post-LGI Combination results of operations for the three months ended September 30, 2005 with the UPC Holding Pre-LGI Combination results of operations for the six months ended June 30, 2005 for purposes of the following discussion and analysis of our historical results of operations.

Revenue

 Our total consolidated revenue increased €56,323,000 and €314,222,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The effects of acquisitions accounted for €8,078,000 and €163,637,000, respectively, of such increases. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated revenue increased €41,404,000 or 9.2% and €125,561,000 or 10.6% during the three and nine month periods, respectively, as compared to the corresponding prior year periods. As discussed in greater detail under Discussion and Analysis of Reportable Segments above, most of these increases are attributable to RGU growth.

Operating expense

 Our total consolidated operating expense increased €27,578,000 and €147,375,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The effects of acquisitions accounted for €4,113,000 and €81,863,000, respectively, of such increases. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated operating expense increased €20,569,000 or 11.7% and €55,189,000 or 12.4% during the three and nine month periods, respectively, as compared to the corresponding prior year periods. As discussed in more detail under Discussion and Analysis of Reportable Segments above, these increases generally reflect increases in (i) programming costs, (ii) labor costs, (iii) network related cost, (iv) interconnect costs, and (v) less significant increases in other expense categories. Most of these increases are a function of increased volumes or levels of activity associated with the increase in our customer base.

SG&A expense

 Our total consolidated SG&A expense increased €12,824,000 and €75,209,000 during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods. The effects of acquisitions accounted for €1,111,000 and €44,109,000, respectively, of such increases. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated SG&A expense increased €10,196,000 or 10.5% and €25,899,000 or 10.1% during the three and nine month periods, respectively, as compared to the corresponding prior year periods. As discussed in more detail under Discussion and Analysis of Reportable Segments above, these increases generally reflect increases in (i) marketing, advertising and commissions and (ii) labor costs. The increases in our marketing, advertising and commissions expenses primarily are attributable to our efforts to increase our RGUs. The increases in our labor costs primarily are a function of the increased levels of activity associated with the increase in our customer base.

Stock-based compensation expense

 Our stock-based compensation is based on the stock incentive awards of our parent that are held by our employees. As discussed in note 3 to the accompanying condensed consolidated financial statements, UGC stock incentive awards were converted into LGI stock incentive awards in connection with the LGI Combination. Accordingly, our stock-based compensation is based on the market value of UGC common stock prior to the LGI combination and the market value of LGI common stock following the LGI Combination. As a result of adjustments to certain terms of UGC stock incentive awards in connection with (i) its rights offering in February 2004 and (ii) the LGI Combination in June 2005, all of the former UGC incentive awards are accounted for as variable-plan awards. Fluctuations in our stock-based compensation expense during the three and nine month periods are largely a function of changes in the market price of the underlying common stock. Due to the use of variable-plan accounting for most of our outstanding stock incentive awards, stock-based compensation expense with respect to such stock incentive awards is subject to adjustment in future periods based on the market value of the underlying common stock and vesting schedules, and ultimately on the final determination of market value when the incentive awards are exercised. For additional information concerning stock-based compensation, see note 3 to the accompanying condensed consolidated financial statements.

Depreciation and amortization

 Depreciation and amortization expense increased €3,740,000 and €4,907,000 during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. Excluding the effects of acquisitions and the effects of foreign currency exchange rate fluctuations, depreciation and amortization expense decreased €738,000 and €53,323,000 during the three and nine months ended September 30, 2005 and 2004, respectively, as compared to the corresponding prior year periods. These decreases are due primarily to (i) the impact of certain of UPC Holding's information technology and other assets becoming fully depreciated during the last half of 2004 and (ii) the impact during the 2004 periods of the acceleration of the depreciation of certain customer premise equipment that was targeted for replacement. The impact of these decreases was partially offset by a €20,109,000 increase in depreciation and amortization due to the application of purchase accounting in connection with the June 15, 2005 LGI Combination.

Impairment, restructuring and other operating charges (credits), net

 We incurred impairment, restructuring and other operating charges (credits) of (€4,569,000) and €14,666,000 during the nine months ended September 30, 2005 and 2004, respectively. The 2004 amount includes restructuring charges incurred in the Netherlands and Poland and the 2005 amount includes the release of restructuring charges relating primarily to reassessments of losses on expected lease arrangements in the Netherlands.

Interest expense (including related party interest expenses)

 Interest expense decreased €30,199,000 and €99,519,000 during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. Excluding the effects of acquisitions and foreign currency exchange rate fluctuations, interest expense decreased €30,191,000 and €99,672,000, during the three and nine months ended September 30, 2005 and 2004, respectively, as compared to the corresponding prior year periods. These decreases are mainly associated with a lower weighted average interest rate on borrowings under the shareholder loan, and to a lesser extent, the UPC Broadband Holding Bank Facility. These decreases are partially offset by higher weighted average borrowings under (i) our 7 3/4% Senior Notes that were issued by UPC Holding in July 2005, (ii) the Shareholder Loan and (iii) the UPC Broadband Bank Facility.

Interest and dividend income

 Interest and dividend income increased €1,549,000 and €2,766,000 during the three and nine months ended September 30, 2005, respectively, as compared to the corresponding prior year periods. The increase during the nine month period is due primarily to increases in our cash and cash equivalent balances.

Realized and unrealized gains (losses) on derivative instruments, net

 The details of our realized and unrealized gains (losses) on derivative instruments, net are as follows for the indicated interim periods:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	Amounts in thousands
UPC Broadband Holding cross currency, interest rate swaps and caps	€22,439	€(15,914)	€97,780	€(13,812)
Embedded foreign exchange derivatives	625	2,211	980	2,210

Total	€23,064	€(13,703)	€98,760	€(11,602)

 The increase in the unrealized gains on the UPC Broadband Holding cross currency and interest rate swaps and caps is attributable to the net effect of (i) larger notional amounts during the three and nine months ended September 30, 2005, as compared to the corresponding prior year periods, (ii) market movements with respect to the appreciation of the U.S. dollar exchange rate compared to the Euro that caused the value of these contracts to increase, and (iii) market movements with respect to lower interest rates which decreased the market value of the contracts.

Foreign currency transaction gains (losses), net

 The details of our foreign currency transaction gains (losses) are as follows for the indicated interim periods:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
	Amounts in thousands
UPC Broadband Bank Facility	€7,805	€(4,017)	€149,004	€8,987
Other	(107)	1,421	6,271	1,921
Intercompany loans	(5,148)	(6,644)	(7,909)	(20,441)
Intercompany receivables and payables	(1,504)	(3,583)	(4,629)	(4,581)

Foreign exchange gain (loss)	€1,046	€(12,823)	€142,737	€(14,114)

Gain (loss) on extinguishment of debt

 We recognized a gain (loss) on extinguishment of debt of (€9,127,000) and €28,441,000 during the nine months ended September 30, 2005 and 2004, respectively. The 2005 loss represents the write-off of deferred financing costs in connection with the March 2005 refinancing of the UPC Holding Bank Facility. The 2004 gain includes a €25,254,000 gain recognized in connection with the first quarter 2004 consummation of the plan of reorganization of UPC Polska, Inc., an indirect subsidiary of UGC. See note 6 to the accompanying condensed consolidated financial statements.

Income tax expense

 We recognized income tax expense of €17,705,000 and €7,825,000 during the nine months ended September 30, 2005 and 2004, respectively. The tax expense for the nine months ended September 30, 2005 differs from the expected tax benefit of €160,044,000 (based on the Dutch 31.5% income tax rate) due primarily to (i) the impact of certain permanent differences between the financial and tax accounting treatment of interest and other items associated with cross jurisdictional intercompany loans and investments in subsidiaries (ii) the realization of taxable foreign currency gains and losses in certain jurisdictions not recognized for financial reporting purposes, (iii) a net increase in our valuation allowance established against currently arising deferred tax assets in certain tax jurisdictions that is largely offset during the nine month period by the release of valuation allowances in other jurisdictions and (iv) the impact of differences in the statutory and local tax rate in certain jurisdictions in which we operate. The tax expense for the nine months ended September 30, 2004 differs from the expected tax benefit of €214,296,000 (based on the Dutch 34.5% income tax rate) primarily due to an increase in valuation allowances against deferred tax assets.

Liquidity and Capital Resources

Sources and Uses of Cash

 As a holding company, UPC Holding's primary assets are its investments in consolidated subsidiaries. UPC Holding's primary subsidiary is UPC Broadband Holding, which owns all of the operating subsidiaries that are consolidated by UPC Holding. As further discussed below, any distribution or advance of cash or other assets to UPC Holding from UPC Broadband Holding is subject to restrictions contained in the UPC Broadband Holding Bank Facility. As a result of these restrictions, we discuss separately below our current and future liquidity at the UPC Holding level and UPC Broadband Holding level.

 Following the discussion of our sources and uses of liquidity, we present a discussion of our condensed consolidated cash flow statements.

 The details of our consolidated cash and cash equivalents at September 30, 2005 are set forth in the following table (amounts in thousands):

Cash and cash equivalents held by:
UPC Holding	€383,160
UPC Broadband Holding	175,297
Operating subsidiaries	18,531

Total cash and cash equivalents	€576,988

UPC Holding Liquidity

 At September 30, 2005 UPC Holding held cash and cash equivalents of €383,160,000. The cash and cash equivalent balances held by UPC Broadband Holding of €175,297,000 and the operating subsidiaries of €18,531,000 are generally not available for distribution to UPC Holding in accordance with the terms of the UPC Broadband Holding Bank Facility. We do not anticipate that any of the cash held by our operating subsidiaries will be made available to us to satisfy our corporate liquidity requirements. As described in greater detail below, our current sources of corporate liquidity include (i) our cash and cash equivalents, (ii) our ability to monetize certain investments, and (iii) interest and dividend income received on our cash and cash equivalents and investments. From time to time, we may also receive distributions or loan repayments from our subsidiaries or and proceeds upon the disposition of investments and other assets or upon the exercise of stock options.

 As further described below, UPC Holding received net proceeds of €491.2 million ($593.6 million) in connection with the issuance, on July 29, 2005, of the UPC Holding Senior Notes due 2014. Such net proceeds are expected to be available to satisfy the liquidity requirements of UPC Holding, and to fund acquisitions and other liquidity needs of UPC Broadband Holding and its subsidiaries, as well as other LGI subsidiaries outside of the UPC Holding consolidated group. To the extent that the full amount of net proceeds received from the issuance of the UPC Holding Senior Notes due 2014 is utilized by UPC Broadband Holding or other subsidiaries within the LGI consolidated group, UPC Holding would be dependent on advances or distributions contributions from its subsidiaries or advances or capital contributions from other LGI subsidiaries outside of the UPC Holding consolidated group in order to satisfy its liquidity requirements. Interest and principal payments on the UPC Holding Senior Notes due 2014 represent the primary stand alone liquidity requirement of UPC Holding.

 Our primary uses of cash have historically been investments in affiliates and acquisitions of consolidated businesses. We intend to continue expanding our collection of European broadband and programming assets. Accordingly, our future cash needs might include funding for acquisitions of consolidated business, funding new investment opportunities, and funding our corporate general and administrative expenses and interest and principal payments on the €500 million 7 3/4% Senior Notes.

 On July 29, 2005, UPC Holding issued €500,000,000 principal amount of Senior Notes due 2014. The Senior Notes mature on January 15, 2014 and bear interest at a rate of 7 3/4% per annum. The Senior Notes are secured by a first ranking pledge of all shares of UPC Holding. For additional information concerning the UPC Holding Senior Notes due 2014, see note 9 to the accompanying condensed consolidated financial statements. In addition we used €109 million of cash to repay a part of the shareholder loan, ultimately to UGC Europe.

 Subsequent to September 30, 2005, we used most of our consolidated cash balances, together with proceeds received upon the issuance of additional debt financing to fund the Astral acquisition and the contribution of Chorus to the bank group in October 2005. The aggregate consolidated cash used to fund these transactions was approximately €321 million. If these transactions had occurred on September 30, 2005, our cash and cash equivalent balances would have been approximately €256 million.

 On a consolidated basis, we believe that UPC Holding's current sources of liquidity are sufficient to meet its known liquidity and capital needs through 2006. However to the extent that we plan to grow UPC Holding's business through acquisitions, we expect that UPC Holding will need additional sources of financing, most likely to come in the form of debt financing.

Subsidiary Liquidity

 At September 30, 2005, UPC Broadband Holding and its operating subsidiaries held cash and cash equivalents of €175,297,000 and €18,531,000 respectively. In addition to its cash and cash equivalents, UPC Broadband Holding's's sources of liquidity include borrowing availability under its existing credit facilities and its operating cash flow.

 At September 30, 2005, UPC Broadband Holding's debt included outstanding Euro denominated borrowings under three Facilities of the UPC Broadband Holding Bank Facility aggregating €1,690,000,000 and U.S. dollar denominated borrowings under two Facilities aggregating €1,475,380,000 in equivalent Euros. Two additional Euro denominated Facilities (Facility A and Facility I) under the UPC Broadband Holding Bank Facility provide up to €1 billion of aggregate borrowing capacity that can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the September 30, 2005 covenant compliance calculations, the aggregate amount that was available for borrowing under these Facilities at September 30, 2005 was approximately €295 million. In connection with the October 2005 transfer of Chorus to UPC Broadband Holding and the acquisition of Astral by UPC Romania S.A. (UPC Romania), an indirect subsidiary of UPC Holding, UPC Broadband Holding borrowed €110 million of the availability under Facility A. As a result of scheduled changes in required covenants, the aggregate borrowing availability at December 31, 2005 under Facility A and Facility I will decrease significantly from the September 30, 2005 amount unless UPC Broadband Holding is able to increase its EBITDA (as defined in the UPC Broadband Holding Bank Facility), through acquisitions or otherwise, or reduce its senior debt. For additional information, see note 9 to the accompanying condensed consolidated financial statements.

 Our management has been evaluating various options with respect to our Scandinavian assets (i.e., the assets of our broadband operating segments in Norway and Sweden), including a possible sale, and in the fourth quarter, commenced an auction process. Any final determination to sell any or all of our Scandinavian assets will depend on the price and terms offered and will be subject to, among other things, approval of LGI's Board of Directors, receipt of requisite governmental and other third party consents and approvals, and a waiver of the covenant in the UPC Broadband Holding Bank Facility restricting dispositions of assets.

 On October 14, 2005, UPC Romania completed the acquisition of Astral Telecom SA (Astral), a broadband telecommunications operator in Romania for a cash purchase price before direct acquisition costs of approximately $407,000,000 (€336,793,000 at the transaction date). At the time of the acquisition Astral was contributed to UPC Broadband Holding. In connection with this acquisition we assumed $21,000,000 (€17,378,000 at the transaction date) of debt and acquired cash and cash equivalent balances of $7,000,000 (€5,793,000 at the transaction date) in connection with this acquisition.

 On October 13, 2005, Chorus was transferred to UPC Holding from UGC Europe for a cash contribution of €94,000,000.

 In April 2005, a subsidiary of UPC Broadband Holding exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 in cash.

 On February 10, 2005, we acquired 100% of the shares in Telemach, a broadband communications provider in Slovenia, for €70,985,000 in cash.

 For information concerning UPC Broadband Holding's capital expenditure requirements, see the discussion under Condensed Consolidated Cash Flow Statements below.

 We believe that UPC Broadband Holding's current sources of liquidity are sufficient to meet its known liquidity and capital needs through 2006. However, to the extent that we plan to grow UPC Broadband Holding's business through acquisitions, we expect that UPC Broadband Holding will need additional sources of financing, most likely to come in the form of debt financing.

Condensed Consolidated Cash Flow Statements

 Our cash flows are subject to significant variations based on foreign currency exchange rates. See related discussion under Quantitative and Qualitative Disclosures about Market Risk below. See also our Discussion and Analysis of Reportable Segments above.

 During the nine months ended September 30, 2005, we used net cash provided by our operating activities of €418,599,000, net cash provided by financing activities of €546,157,000 and €446,952,000 of our existing cash and cash equivalent balances (excluding a €312,000 increase due to changes in foreign exchange rates) to fund net cash used in our investing activities of €518,116,000.

 The net cash used by our investing activities during the nine months ended September 30, 2005 includes cash paid for acquisitions of €166,702,000, capital expenditures of €356,708,000 and the net effect of other less significant sources and uses of cash.

 We expect the 2005 capital expenditures of UPC Holding to continue to significantly exceed the comparable prior year amounts due primarily to: (i) increased costs for customer premise equipment as we expect our operating segments to continue to add more customers in 2005 than in 2004; (ii) increased expenditures for new build and upgrade projects to meet certain franchise commitments, increased traffic, expansion of services and other competitive factors; (iii) new initiatives such as our plan to invest more aggressively in digital television in The Netherlands and other locations and our launch of VoIP in our major markets, and (iv) other factors such as improvements to our master telecom center, information technology upgrades and expenditures for general support systems. In future periods, we expect UPC Holding to continue to focus on increasing the penetration of services in their existing upgraded footprint and efficiently deploying capital aimed at services that result in positive net cash flows. Due in part to the capital requirements associated with recently acquired entities such as Astral, we expect the 2006 capital expenditures of our segments to significantly exceed the comparable 2005 amounts.

 During the nine months ended September 30, 2005, the cash provided by our financing activities was €546,157,000. Such amount includes net borrowings of €589,634,000, including €500,000,000 of proceeds received from the issuance of the 7 3/4% Senior Note, and cash paid for deferred financing costs of €43,477,000.

Off Balance Sheet Arrangements and Aggregate Contractual Obligations

Off Balance Sheet Arrangements

 In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

 For a description of our contingent liabilities related to certain legal proceedings, see note 11 to the accompanying condensed consolidated financial statements.

 We operate in numerous countries around the world and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, we may be subject to a review of our historic income tax filings. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. We have accrued income taxes (and related interest and penalties, if applicable) for amounts that represent income tax exposure items in tax years for which additional income taxes may be assessed.

 In addition to the foregoing items, we have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed consolidated financial statements.

Contractual Commitments

 As of September 30, 2005, the Euro equivalents (based on September 30, 2005 exchange rates) of our consolidated contractual commitments, classified by their currency denomination, are as follows (amounts in thousands):

	Payments due during
	Three months ended December 31, 2005	2006	2007	2008	2009	Thereafter	Total
Debt (excluding interest):
Euro	€702	€718	€648	€599	€1,225	€9,415,976	€9,419,868
U.S. dollar	–	–	–	–	2,182	1,473,198	1,475,380

	702	718	648	599	3,407	10,889,174	10,895,248

Capital leases (excluding interest):
Euro	92	384	409	435	462	3,638	5,420
Other*	239	2,011	2,181	2,363	2,574	18,360	27,728

	331	2,395	2,590	2,798	3,036	21,998	33,148
Operating leases:
Euro	10,624	37,477	32,534	17,443	12,765	31,469	142,312
Other*	3,293	9,598	9,351	7,792	7,529	15,913	53,476

	13,917	47,075	41,885	25,235	20,294	47,382	195,788
Programming and other purchase commitments:
Euro	19,591	41,142	6,756	3,796	250	–	71,535
Other*	2,534	2,411	2,935	1,875	1,008	14,161	24,924

	22,125	43,553	9,691	5,671	1,258	14,161	96,459
Other commitments:
Euro	18,403	5,268	5,124	3,756	3,778	11,978	48,307
Other*	2,914	192	192	–	–	–	3,298

	21,317	5,460	5,316	3,756	3,778	11,978	51,605
Total:
Euro	49,412	84,989	45,471	26,029	18,480	9,463,061	9,687,442
U.S. dollar	–	–	–	–	2,182	1,473,198	1,475,380
Other*	8,980	14,212	14,659	12,030	11,111	48,434	109,426

	€58,392	€99,201	€60,130	€38,059	€31,773	€10,984,693	€11,272,248

Projected cash interest payment on debt and capital lease obligations**	€57,002	€219,785	€219,583	€219,374	€215,331	€450,357	€1,381,432

*
European currencies outside the Euro zone.

**
Based on interest rates and contractual maturities in effect as of September 30, 2005.

 Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees, regardless of the actual number of subscribers to the programming services or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems. Other purchase obligations include commitments to purchase customer premise equipment that are enforceable and legally binding on us.

 Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, and perform network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.

 In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

Item 3.    Quantitative and Qualitative Disclosures about Market Risk.

 We are exposed to market risk in the normal course of our business operations due to our investments in various foreign countries and ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and stock prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

Cash and cash equivalents

 We are exposed to exchange rate risk with respect to certain of our cash balances that are denominated in currencies other than Euros. At September 30, 2005, we held cash and cash equivalents of €41,608,000 that were denominated in U.S. dollars and €15,281,000 that were denominated in other non-Euro currencies. These foreign currency cash balances are available to be used for future acquisitions and other liquidity requirements that may be denominated in such currencies.

Foreign Currency Risk

 We are exposed to unfavorable and potentially volatile fluctuations of the Euro (our functional currency) against the currencies of our operating subsidiaries. Any increase (decrease) in the value of the Euro against any foreign currency that is the functional currency of one of our operating subsidiaries will cause the parent company to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. In addition, we and our operating subsidiaries are exposed to foreign currency risk to the extent that we enter into transactions denominated in currencies other than our respective functional currencies, such as investments in debt and equity securities of foreign subsidiaries, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) that are denominated in a currency other than their own functional currency. Changes in exchange rates with respect to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions. In addition, we are exposed to foreign exchange rate fluctuations related to our operating subsidiaries' monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into Euros for inclusion in our condensed consolidated financial statements. Cumulative translation adjustments are recorded in accumulated other comprehensive earnings (loss) as a separate component of equity. As a result of foreign currency risk, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. The primary exposure to foreign currency risk for our company is to the Hungarian Forint and other local currencies in Europe as 33.6% of our revenue during the nine months ended September 30, 2005 was derived from subsidiaries whose functional currency is not the Euro. In addition, we have significant exposure to changes in the exchange rates for the U.S. dollar.

 The relationship between the foreign currencies and the Euro, which is our reporting currency, is shown below per one Euro:

	September 30, 2005	December 31, 2004
Spot rates:
U.S. Dollar	1.20308	1.36370
Norwegian Krone	7.80640	8.23914
Swedish Krone	9.38438	9.02129
Hungarian Forint	248.13896	246.26539
Polish Zolty	3.87612	4.07684
Czech Koruna	29.49853	30.44516
Slovak Koruna	38.61004	38.74071
Romanian Leu	35,688.79372	39,429.99609
Slovenian Tolar	239.46360	n.a.
	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Average rates:
U.S. Dollar	1.21780	1.22155	1.26266	1.22559
Norwegian Krone	7.89188	8.37989	8.06492	8.42697
Swedish Krone	9.37192	9.16324	9.20952	9.16533
Hungarian Forint	245.51367	248.96266	246.67553	253.73555
Polish Zloty	4.02791	4.43131	4.05979	4.62487
Czech Koruna	29.72894	31.62131	29.96059	32.20740
Slovak Koruna	38.63649	40.05340	38.59563	40.27068
Romanian Leu	35,276.52941	40,969.52961	36,194.07130	40,721.36596
Slovenian Tolar	239.48787	n.a.	239.59707	n.a.

n.a. – not applicable.

Inflation and Foreign Investment Risk

 Certain of our operating companies operate in countries where the rate of inflation is high. While our affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. We are also impacted by inflationary increases in salaries, wages, benefits and other administrative costs, the effects of which to date have not been material. Our operating companies are all directly affected by their respective countries' government, economic, fiscal and monetary policies and other political factors. We believe that our operating companies' financial conditions and results of operations have not been materially adversely affected by these factors.

Interest Rate Risks

 We are exposed to the risk of fluctuations in interest rates, primarily through our EURIBOR and LIBOR indexed credit facilities. We maintain a mix of fixed and variable rate debt and enter into various derivative transactions pursuant to our policies to manage exposure to movements in interest rates. We monitor our interest rate risk exposures using techniques including market value and sensitivity analyses. We manage the credit risks associated with our derivative financial instruments through the evaluation and monitoring of the creditworthiness of the counterparties. Although, the counterparties may expose us to losses in the event of nonperformance, we do not expect such losses, if any, to be significant. We use interest rate exchange agreements to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. We use interest rate cap agreements to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates.

 The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. Our primary exposure to variable rate debt is through the EURIBOR-indexed and LIBOR-indexed debt of UPC Broadband Holding. UPC Broadband Holding has entered into various derivative transactions pursuant to its policies to manage exposure to movements in interest rates. UPC Broadband Holding uses interest rate exchange agreements to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. UPC Broadband Holding also uses interest rate cap agreements that lock in a maximum interest rate should variable rates rise, but which enable it to otherwise pay lower market rates. UPC Broadband Holding manages the credit risks associated with its derivative financial instruments through the evaluation and monitoring of the creditworthiness of the counterparties. Although the counterparties may expose UPC Broadband Holding to losses in the event of nonperformance, UPC Broadband Holding does not expect such losses, if any, to be significant.

Derivative Instruments

UPC Broadband Holding Cross-currency and Interest Rate Swaps and Caps

 UPC Broadband Holding has entered into cross-currency and interest rate swaps, interest rate caps and cross-currency forwards to manage foreign currency and interest rate exposure. The terms of these contracts at September 30, 2005 were as follows:

Cross-currency and Interest Rate Swaps:

Maturity date	Principal amount due from counterparty	Notional amount due to counterparty	Interest rate (on principal amount) due from counterparty	Interest rate (on notional amount) due to counterparty
	Amounts in thousands
December 2011(1)	$525,000	€394,000	LIBOR + 3.0%	EUROBOR + 3.10%
October 2012(2)	1,250,000	944,000	LIBOR + 2.5%	6.06%

Total	$1,775,000	€1,338,000

(1)
Swap contract effectively converts the indicated principal amount of UPC Broadband Holding's U.S. dollar-denominated, LIBOR-indexed floating rate debt to Euro-denominated, EURIBOR-indexed floating rate debt.

(2)
Effectively converts the indicated principal amount of UPC Holding's U.S. dollar-denominated, floating rate debt to Euro-denominated, fixed rate debt (including margin).

Interest Rate Swaps:

Maturity date	Principal amount	Variable interest rate due from counterparty	Fixed interest rate, excluding margin due to counterparty
	Amounts in thousands
January 2006(1)	€1,075,000	EURIBOR	2.29%
April 2010(1)	1,000,000	EURIBOR	3.28%
September 2012(1)	500,000	EURIBOR	2.96%

Total	€2,575,000

(1)
Swap contract effectively fixes the EURIBOR rate (excluding margin) on the indicated principal amount of UPC Broadband Holding's Euro-denominated debt.

Interest Rate Caps:

Start date	Maturity date	Principal amount	Cap level(1)
		Amounts in thousands
January 2005(1)	January 2006	€1,500,000	3.0%
July 2005(1)	January 2006	€1,100,000	3.0%
January 2006(1)	July 2007	€900,000	4.0%
January 2006(1)	January 2007	€600,000	4.0%
July 2006(1)	January 2007	€400,000	4.0%
January 2007(1)	January 2008	€750,000	3.5%

(1)
Caps the EURIBOR variable interest rate (excluding margin) on the indicated principal amount of UPC Broadband Holding's Euro-denominated debt.

 Weighted Average Variable Interest Rate – At September 30, 2005, the weighted-average interest rate (including margin) on variable rate indebtedness of our consolidated subsidiaries was approximately 5.38%. Assuming no change in the amount outstanding, and without giving effect to any interest rate exchange agreements, a hypothetical 50 basis point increase (decrease) in our weighted average variable interest rate would increase (decrease) our annual consolidated interest expense and cash outflows by approximately €15,826,900.

Credit Risk

 In addition to the risks described above, we are also exposed to the risk that our counterparties will default on their obligations to us under the above-described derivative instruments. Based on our assessment of the credit worthiness of the counterparties, we do not anticipate any such default.